    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 24, 2000


                                                      REGISTRATION NO. 333-43664

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                        INVESTORS CAPITAL HOLDINGS, LTD.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                         ------------------------------

            MASSACHUSETTS                                   6211                                    04-3284631
   (State or other jurisdiction of              (Primary Standard Industrial                     (I.R.S. Employer
   incorporation or organization)               Classification Code Number)                     Identification No.)
                                                     Timothy B. Murphy
                                                        230 Broadway
                                                    Lynnfield, MA 01940
                                                        781-593-8565
                                        (Address of registrant's principal executive
                                             offices and of agent for service)

                            ------------------------

                                   COPIES TO:

         JAMES M. CARABINA, ESQ.                     WILLIAM M. PRIFTI, ESQ.
              343 Broadway                          5 Market Square, Suite 108
           Providence, RI 02909                   Amesbury, Massachusetts 01913
              (401) 368-7988                              (978) 388-4942
          C. DAVID WELLER, ESQ.
               230 Broadway
           Lynnfield, MA 01940
              (781) 593-8565

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form is to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                                                PROPOSED
                                                                             PROPOSED           MAXIMUM
                                                        AMOUNT TO BE     MAXIMUM OFFERING      AGGREGATE           AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED      REGISTERED     PRICE PER SHARE(1)   OFFERING PRICE   REGISTRATION FEE(2)
Common Stock, par value $.01 per share..............         1,150,000              $8.00         $9,200,000          $2,428.80
Underwriters Warrants...............................           100,000             $0.001            $100.00              $0.00
Common Stock Underlying Underwriters Warrants.......           100,000             $11.20         $1,120,000            $295.70
Total...............................................                                             $10,320,100          $2,724.50


(1) The offering price has been estimated and the registration fee has been computed pursuant to Rule 457(a).


(2) A registration fee of $2,724.50 was paid at the time of the initial filing of this registration statement based on an estimate of the maximum aggregate offering price.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        INVESTORS CAPITAL HOLDINGS, LTD.
                     -------------------------------------
            CROSS REFERENCE SHEET SHOWING LOCATION IN THE PROSPECTUS
                 OF INFORMATION REQUIRED BY ITEMS OF FORM SB-2

REGISTRATION STATEMENT ITEM AND CAPTION           LOCATION OR HEADINGS IN PROSPECTUS
---------------------------------------           -------------------------------------------
1.   Front of Registration Statement and Outside  Outside Front Cover Page
     Front Cover Page of Prospectus
2.   Inside Front and Outside Back Cover Pages    Inside Front and Outside Back Cover Pages
     of Prospectus
3.   Summary Information and Risk Factors         Summary and Risk Factors
4.   Use of Proceeds                              How We Intend to Use the Proceeds From the
                                                  Offering
5.   Determination of Offering Price              How We Determined the Offering Price
6.   Dilution                                     Dilution
7.   Selling Security Holders                     Not applicable
8.   Plan of Distribution                         Plan of Distribution
9.   Legal Proceedings                            Legal Proceedings
10.  Directors, Executive Officers, Promoters     Management
     and Control Persons
11.  Security Ownership of Certain Beneficial     Principal Shareholders
     Owners and Management
12.  Description of Capital Stock                 Description of the Stock
13.  Interest of Named Experts and Counsel        Not applicable
14.  Disclosure of Commission Position on         Not applicable
     Indemnification for Securities Act
     Liabilities
15.  Organization Within Last Five Years          Not applicable
16.  Description of Business                      Summary; Risk Factors; Management's
                                                  Discussion and Analysis of Financial
                                                  Condition and Results of Operations;
                                                  Business of the Company; and Consolidated
                                                  Financial Statements
17.  Management's Discussion and Analysis or      Management's Discussion and Analysis of
     Plan                                         Financial Condition and Results of
                                                  Operations
18.  Description of Property                      Business of the Company--Properties
19.  Certain Relationships and Related            Certain Relationships and Related
     Transactions                                 Transactions
20.  Market for Common Equity and Related         Front Cover Page; Summary; Risk Factors and
     Stockholder Matters                          Market for the Common Equity and Related
                                                  Stockholder Matters
21.  Executive Compensation                       Management
22.  Financial Statements                         Consolidated Financial Statements
23.  Changes in and Disagreements With            Not Applicable
     Accountants on Accounting and Financial
     Disclosure

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

    The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION DATED AUGUST 24, 2000
                        1,000,000 SHARES OF COMMON STOCK
                        INVESTORS CAPITAL HOLDINGS, LTD.


                                     [LOGO]

    This is our initial public offering of common stock. The initial offering price per share is expected to be $8.00. We intend to apply for listing of our
common stock on the American Stock Exchange under the symbol "    ." No public
market currently exists for the shares of common stock.

    INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                                              PER SHARE     TOTAL
                                                              ---------   ----------
Public offering price.......................................    $8.00     $8,000,000
Underwriting discounts and commissions......................      .80        800,000
Proceeds, before expenses, to Investors Capital Holdings,
  Ltd.......................................................    $7.20     $7,200,000

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Our underwriters have an option to acquire an additional 150,000 shares to cover any overallotment.

SCHNEIDER SECURITIES, INC.

                                                   INVESTORS CAPITAL CORPORATION

                 The date of this prospectus is         , 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Summary.....................................................      3
Risk Factors................................................      7
How We Intend to Use the Proceeds From the Offering.........     10
Capitalization..............................................     11
Dilution....................................................     11
Selected Consolidated Financial and Other Information.......     12
Management's Discussion and Analysis of Financial Condition
  and Results of Operation..................................     13
Our Business................................................     17
Management..................................................     24
Principal Shareholders......................................     28
Certain Relationships and Related Transactions..............     29
Description of the Company's Common Stock...................     30
Shares Eligible for Future Sale.............................     30
Transfer Agent..............................................     33
Legal Matters...............................................     33
Experts.....................................................     33
Where You Can Find More Information.........................     34
Index to Financial Statements...............................    F-1

                                    SUMMARY

    Because this is a summary, it may not contain all the information you consider important. You should read the entire prospectus carefully to understand this offering, especially the Risk Factors section beginning on page
7 and the financial statements beginning on page   .

OUR COMPANY

    We are a financial services holding company offering financial planning services and investments, such as mutual funds, individual equities, variable annuities and other insurance products through our representatives. We operate through our wholly-owned securities brokerage firm for transactions in other securities primarily as an accommodation to our clients. We also provide portfolio management through our wholly-owned investment adviser.

    Our brokerage subsidiary, Investors Capital Corporation, offers services to some 80,000 active customers. We provide to our customers, services relating to corporate equity and debt securities, U.S. Government securities, municipal securities, market information, internet online trading and portfolio tracking and records management.

    Our investment adviser, Eastern Point Advisors, Inc., offers to some 4,000 clients, portfolio construction and management services and advises two mutual funds we formed in 1999, the Investors Capital Twenty Fund and the Investors Capital Internet and Technology Fund.

    Investors Capital Corporation, formed in 1992, is duly registered with the Securities and Exchange Commission ("SEC") and operates in 50 states and Puerto Rico. As of June 30, 2000 we have approximately 1,000 registered representatives, 65% of which are licensed to sell mutual funds, unit investment trusts, variable annuity products and variable life insurance. The remaining 35% of our registered representatives are licensed to sell all securities products. Investors Capital Corporation has licensed general securities principals and other principals for all of the products offered. We do not engage in commodities transactions nor do we have discretionary accounts. We are members of the National Association of Securities Dealers ("NASD"), the Securities Investor Protection Corporation ("SIPC") and the Municipal Securities Rulemaking Board ("MSRB"). We have not, prior to this offering, engaged in investment banking for a public offering of securities. While we accommodate clients with margin accounts, such accounts provide less than 1% of our total revenue. Investors Capital Corporation contributes 94% of the total gross revenues of our Company.

    As of June 30, 2000, Eastern Point Advisors, Inc., formed in 1995, manages in excess of $147 million and is regulated by the SEC. Also, as of June 30, 2000, we have some 200 investment adviser representatives and solicitors registered with various state securities departments and serving approximately 4,000 clients. Our investment adviser also serves as investment adviser to two in-house mutual funds formed by us in 1999. Investors Capital Corporation acts as the distributor to these two mutual funds. The Investors Capital Twenty Fund and the Investors Capital Internet and Technology Fund have not yet paid advisory fees as these fees have been waived until September 30, 2000. The payment of advisory fees by these two mutual funds is intended to commence on or about October 1, 2000. As of June 30, 2000, total mutual fund assets under management are in excess of $10 million.

    ICC Insurance Agency, Inc., our wholly-owned insurance agency subsidiary, facilitates the sale of variable life insurance and variable annuities. This entity is properly licensed in all states in which such licensing is required. One hundred percent of all funds realized by this entity flow through as revenue to our broker-dealer subsidiary.

    A portion of the proceeds from this offering will be devoted to further develop internet web sites for access by our clients and personalized web sites for our representatives. These personalized internet web sites will provide the clients of our representatives, through the use of passwords and firewalls, a secure and private interface directly to our Company's web site. Our Company's web site will give our clients the ability to purchase securities and other financial and non-financial products on-line as well as to provide tax and technical information important to their financial success. At this point in time, we can make no assurances that the implementation of the above will be successful.

    We recruit primarily experienced, productive registered representatives who have an average of more than 10 years of industry experience by offering them an attractive commission payout and the independence of owning and operating their own offices. Many of our registered representatives are also investment adviser representatives. Generally, each such office pays substantially all of the costs associated with its establishment and operation. We provide technical, regulatory, supervisory, compliance and other support services to our investment professionals. This allows expansion of our operations with relative minimal capital outlay by our firm. Continuing to add experienced, productive registered representatives and investment adviser representatives is an integral part of our growth strategy.

    Our principal offices are located at 230 Broadway, Lynnfield, MA 01940. Our telephone number is (781) 593-8565. We maintain a website at www.investorscapital.com. Information contained on our web site is for informational purposes only and is not incorporated by reference into this prospectus.

OUR BUSINESS STRATEGY

    In order to expand our business, we intend to:

    - Increase our name recognition in the financial services industry by opening company-owned and operated offices, initially in Massachusetts, Florida and California;

    - Continue our strategy of recruiting and retaining investment professionals who are experienced and have an established client base;

    - Continue to emphasize and provide a favorable environment for cultivating and maintaining the long-term relationship between our investment professionals and their clients, which we believe is essential to our growth and the success of our overall plans;

    - Expand our online securities trading and other internet capabilities for our customers, thereby adding new customers and meeting the expectations of our existing customers;

    - Expand our product and service offering through strategic relationships with other financial institutions including banks, broker-dealers, investment advisers and insurance agencies.

    Our focus is on expanding our registered representatives and investment adviser representatives and thus our client base with the expectation of increasing assets under management. Because of the nature of our business, we attempt to build recurring revenue accounts that we anticipate will increase each year. Our goal is to further develop this type of revenue.

                                  THE OFFERING

Common stock offered by us...................  1,000,000 shares

Common stock to be outstanding after the
  offering...................................  5,645,311 shares

Estimated net proceeds.......................  $7,200,000

Use of proceeds..............................  We intend to use the net proceeds of this offering, for general corporate purposes,
                                               including working capital, internet presence
                                               and expansion of operations and sales and
                                               marketing capabilities.

Proposed American Stock Exchange Symbol......  "    "

                        SUMMARY FINANCIAL AND OTHER DATA

    The following table sets forth certain summary consolidated historical and pro forma financial and operating information of the Company. The following information should be read in conjunction with the financial statements and the notes to the financial statements.

                                          FOR THE YEAR ENDED MARCH 31,   FOR THE QUARTER ENDED JUNE 30,
                                          ----------------------------   ------------------------------
                                              1999           2000            1999             2000
                                          ------------   -------------   -------------   --------------
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
  Revenues from commission and advisory
    services............................  $14,568,550    $ 22,888,022     $ 5,545,841     $  7,591,920
  Commission and advisory services
    expense.............................   11,554,664      18,605,882       4,436,777        6,306,548
                                          -----------    ------------     -----------     ------------
  Gross Profit..........................    3,013,886       4,282,140       1,109,064        1,285,372
  Selling and administrative expenses...    2,682,735       4,106,852         929,011        1,068,540
                                          -----------    ------------     -----------     ------------
  Operating income......................      331,151         175,288         180,053          216,832
  Income before taxes...................      364,017         243,230         192,023          235,373
  Income taxes..........................      180,229         108,550          84,500          101,000
                                          -----------    ------------     -----------     ------------
  Net income............................      183,788         134,680         107,523          134,373
  Total comprehensive income............      183,788         166,628         107,523          120,750
  Net income per share..................  $      0.04    $       0.04     $      0.02     $       0.03
  Weighted average shares outstanding,
    basic...............................    4,573,296       4,609,491       4,573,296        4,645,311
  Weighted average shares outstanding,
    diluted.............................    4,746,296       4,782,491       4,746,296        4,818,311

OTHER DATA:
    Representatives.....................          794             996             830            1,025
    States represented..................           50              50              50               50
    Brokers added.......................          272             257              68               55
    Brokers terminated and
      resigned(1).......................          161             138              32               26
    Assets under management.............  $95,266,560    $146,692,177     $99,252,626     $147,834,876

------------------------

(1) We terminate brokers for compliance and regulatory violations as well as for low or no production and failure to remit to us their required annual registration fees.

    The following table presents a summary of our consolidated balance sheet at June 30, 2000:

    - on an actual basis;

    - on an as adjusted basis to reflect the sale of 1,000,000 shares in this offering at an assumed initial public offering price of $8 per share after deducting the estimated underwriting discount and offering expenses.

                                                           JUNE 30, 2000
                                                      ------------------------
                                                        ACTUAL     AS ADJUSTED
                                                      ----------   -----------
CONSOLIDATED BALANCE SHEET DATA:
    Cash and cash equivalents.......................  $  669,672   $ 7,319,672
    Working capital.................................   1,586,783     8,236,783
    Total assets....................................   3,774,511    10,424,511
    Total liabilities...............................   1,633,521     1,633,521
    Shareholders' equity............................   2,140,990     8,790,990

                           FORWARD-LOOKING STATEMENTS

    We have used certain forward-looking statements and information that are based on our beliefs as well as assumptions made by and information currently available to us in this prospectus. Words such as "anticipate," "believe," "estimate," "expect," "intend," and "should" may constitute forward-looking statements. These statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions relating to the operations, results of operations, liquidity, growth strategies, competitive factors, pricing pressures, changes in legal and regulatory requirements, interest rate fluctuations, and general economic conditions, as well as other factors described in this prospectus. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described in this document as anticipated, believed, estimated, expected or intended.

                                  RISK FACTORS

    An investment in our common stock involves risk. You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and the notes to the financial statements, before you decide to buy our common stock.

THE VOLATILE NATURE OF THE SECURITIES BUSINESS MAY IMPACT OUR EARNINGS

    Our business is subject to substantial risks, particularly in markets influenced by sustained periods of low or negative economic growth. Some of these risks include the risk of losses from:

    - Customer fraud;

    - Employee errors and fraud;

    - Misconduct and fraud (including unauthorized transactions by our brokers); and

    - Failures in connection with the processing of securities transactions

THE HIGHLY REGULATED NATURE OF OUR BUSINESS SUBJECTS US TO SIGNIFICANT EXPOSURE
  TO REGULATORY VIOLATIONS

    We operate in some of the most highly regulated industries in the United
States: securities, insurance and investment advisory services. Detailed restrictions and guidelines established and enforced by numerous federal, state and self-regulatory agencies govern virtually every aspect of our operations. Violations of these rules and regulations can result in fines, suspension and/or revocation of licenses and other disciplinary action and could therefore have a material adverse effect on our success and profitability.

    Although we have implemented formal policies, procedures and internal controls designed to prevent violation of applicable rules and regulations, we cannot assure you that these controls will always be sufficient to eliminate regulatory violations.

WE ARE CONFRONTED WITH PROBLEMS IF OUR INVESTMENT PROFESSIONALS FAIL TO COMPLY WITH REGULATORY REQUIREMENTS

    All of our investment professionals are required by law to be licensed with our subsidiaries, the registered representatives with the broker-dealer and the investment adviser representatives with the investment adviser. Pursuant to these requirements, these investment professionals are subject to our supervision in the area of compliance with applicable federal and state securities laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations such as the NASD. The violation of any regulatory requirements by us or our investment professionals could jeopardize our broker-dealer or investment adviser licenses and could subject us to liability to customers.

WE NEED TO USE A QUALIFIED INDEPENDENT UNDERWRITER BECAUSE OF POTENTIAL CONFLICTS ARISING FROM OUR PARTICIPATION AS AN UNDERWRITER OF THIS OFFERING

    Investors Capital Corporation, an NASD broker-dealer and wholly-owned subsidiary of the Company, is participating as an underwriter in this Offering. This necessarily involves conflicts of interest requiring us to engage the services of a qualified independent underwriter. Under the Conduct Rules of the NASD, the shares are being offered at a price no higher than that recommended by Schneider Securities, Inc., which is acting as the qualified independent underwriter. Schneider Securities, Inc. has participated in our preparation of the registration statement of which this prospectus is a part and is required to exercise the usual standards of "due diligence" with respect to the preparation of the registration statement and prospectus. However, we cannot assure you that conflicts of interest will not arise with respect to the offer and sale of the securities.

IF WE FAIL TO MEET OUR NET CAPITAL REQUIREMENTS, OUR BUSINESS COULD BE ADVERSELY
  IMPACTED

    The SEC and other regulatory bodies in the United States have rules with respect to net capital requirements that affect our broker-dealer subsidiary. These rules are designed to ensure that broker-dealers maintain adequate regulatory capital in relation to their liabilities, types of securities business conducted and the size of their customer business. These rules (the "Net Capital Rules") have the effect of requiring that a substantial portion of a broker-dealer's assets be kept in cash or highly liquid investments. Failure to maintain the required net capital may subject a firm to suspension or revocation of its registration with the SEC and suspension and expulsion by the NASD and other regulatory bodies, and ultimately may require its liquidation. The rules could restrict underwriting, trading activities, our ability to withdraw capital, pay dividends, pay interest on and repay the principal of any debt among, other matters that could be affected.

WE COMPETE WITH MANY LARGER, WELL-ESTABLISHED FIRMS IN THE FINANCIAL SERVICES
  INDUSTRY

    We compete directly with large brokerage firms, financial institutions, insurance companies and agencies and other organizations for market share of commission dollars as well as for representatives and investment adviser representatives and solicitors needed to distribute our products and services. We also expect to face increasing competition from companies offering electronic brokerage services, which is a rapidly developing segment of our industry. These competitors may have lower costs or provide greater services, and may offer certain customers more attractive pricing or other terms, than we offer.

WE ARE DEPENDENT UPON SIGNIFICANT PERSONNEL

    Our success is largely dependent on the skills, experience and performance of certain key members of our Company, particularly Theodore E. Charles, the Chairman, Chief Executive Officer and President of the Company and Timothy B. Murphy, the Treasurer and Chief Financial Officer of the Company. The loss of Messrs. Charles and Murphy as well as other key employees could have an adverse effect on our business, financial condition and results of operations. As such, we have secured employment contracts and appropriate life insurance on these two individuals.

POTENTIAL LOSSES DUE TO FRAUD OR MISTAKES OF CUSTOMERS OR EMPLOYEES

    Employees and investment professionals expose the Company to the risk of significant losses as a result of customer fraud, employee errors, investment professional misconduct and fraud. Such misconduct could include binding us to transactions that exceed authorized limits or present unacceptable risks, or hiding from us unauthorized, unsuccessful or improper activities. It is not always possible to deter employee or investment professional misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases.

YEAR 2000 COMPLIANCE

    Although we believe we are year 2000 compliant, we may realize exposure and risk if the systems on which we are dependent to conduct our operations, including those of our clearing firm, are not Year 2000 compliant. Any significant disruption of our computer infrastructure caused by the Year 2000 problem could significantly interfere with our business operations. Our potential areas of exposure include products purchased from third parties, computers, software, telephone systems and other equipment used internally and those used by our vendors.

UNCERTAIN DEVELOPMENT OF THE INTERNET AND ELECTRONIC COMMERCE FOR SECURITIES
  TRANSACTIONS

    The markets for investment banking and brokerage services through the internet and electronic commerce are at an early stage of development and are rapidly evolving. Because the markets for our online services are new and evolving, it is difficult to predict the future growth and the future size of these markets. We cannot assure that we will be able to successfully participate in those markets. A number of market factors could prevent widespread acceptance of internet and electronic commerce.

WE RELY HEAVILY ON OUR CLEARING FIRM AND TERMINATION OF OUR AGREEMENT WITH THEM COULD HARM OUR BUSINESS

    Our clearing agreement may be terminated by either party on ninety days written notice. Termination of this agreement could harm our business. Among other things, we rely on our clearing firm for the internet trading capabilities of equity securities which is a growing portion of our business.

    Our clearing agreement is on a fee-for-service basis. Our clearing firm processes most of the securities transactions for our account and the accounts of our clients. Services of our clearing firm include billing and credit extension, control and receipt, custody and delivery of securities, for which we pay a transaction charge. We are dependent on the operational capacity and the ability of our clearing firm for the orderly processing of transactions. In addition, by engaging the processing services of a clearing firm, certain capital reserve requirements and other complex regulatory requirements imposed by federal and state securities laws are not be applicable to us. We have agreed to indemnify and hold our clearing firm harmless from certain liabilities or claims, including claims arising from the transactions of our clients.

OUR FUTURE GROWTH WILL PRIMARILY OCCUR IN NEWLY CREATED AREAS OF OUR BUSINESS
  ACTIVITIES

    While we initially established Investors Capital Holdings, Ltd. to operate a securities broker-dealer and investment advisory business, we have expanded the businesses of the Company to include the establishment of the Investors Capital Twenty Fund and the Investors Capital Internet and Technology Fund. Also, we are beginning to expand our product and service offerings through strategic relationships, including Certified Public Accountants, banks and other financial institutions, and we are beginning to expand our corporate presence by opening corporate-operated offices in strategic geographic locations across the country.

    The future growth of our business is dependent in part on the successful development of this expansion, none of which has matured and all of which will require substantial capital outlays. Accordingly, the prior financial success of the Company should not be solely relied on in making a decision to purchase shares in this offering.

SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK IN THE PUBLIC MARKET FOLLOWING THE OFFERING COULD ADVERSELY AFFECT OUR STOCK'S MARKET PRICE

    After this offering, we will have 5,645,311 shares outstanding. Of these shares, the 1,000,000 shares offered through this prospectus will be freely tradable without restriction or registration under the Securities Act of 1933 by persons other than our "affiliates," as defined in the Securities Act of 1933. The remaining 4,645,311 shares of common stock will be "restricted securities" as that term is defined by Rule 144 of the Securities Act of 1933.

CONTINUING MANAGEMENT CONTROL

    Upon completion of this offering, executive officers and directors and their affiliates will beneficially own a total of approximately 66% of our outstanding common stock. As a result, these stockholders will be able to exercise a substantial amount of control over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, provisions in our Articles of Organization, Bylaws and Massachusetts law may discourage, delay or prevent a merger or other change of control that a stockholder may consider favorable, and therefore, could depress our stock price.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION OF YOUR INVESTMENT

    Your shares of the Company bought at the public offering price of $8.00 per share will experience immediate and substantial dilution in net tangible book value of $6.44 per share of common stock.

YOU SHOULD NOT EXPECT TO RECEIVE DIVIDENDS FROM US

    We do not expect to declare or pay any cash dividends in the foreseeable future. We intend to retain any and all earnings for the foreseeable future for general corporate purposes and for the expansion of our company. Substantially all of our revenues are generated by our broker-dealer and investment adviser subsidiaries. We rely exclusively on financing activities and distributions from our subsidiaries for funds required to pay any dividends and implement our strategies. Our ability to receive distributions from our subsidiaries may be limited by the net capital rules, earnings, financial condition and cash requirements of these subsidiaries. These factors may impose limitations on or prevent us from implementing our strategies.

              HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

    We presently anticipate the net proceeds from the sale of the common stock after expenses will amount to $6,650,000.

    We currently intend to use the net proceeds as follows:

    - $1,250,000 to establish three or more company-owned and operated offices located in Massachusetts, Florida and California;

    - $1,550,000 over the next 18 months to further develop our internet web site for our clients and representatives;

    - $1,250,000 for sales and marketing of our mutual funds and investment advisory services;

    - $1,000,000 for possible acquisitions of mutual funds, insurance agencies, broker-dealers and investment advisers; and

    - $1,600,000 for working capital.

    Pending any such uses of the proceeds of this offering, we will invest the net proceeds of this offering in short-term, investment grade, interest-bearing instruments. We believe that the net proceeds from the offering together with funds generated from operations, will meet our anticipated capital funding needs for at least the next 18 months.

                                 CAPITALIZATION

    The following table presents our capitalization at of March 31, 2000, adjusted to give effect to the sale of 1,000,000 shares of common stock in this offering at an assumed initial price to the public of $8.00 per share and the application of the estimated net proceeds of approximately $6,650,000.

                                                                   JUNE 30, 2000
                                                              -----------------------
                                                                               AS
                                                                ACTUAL      ADJUSTED
                                                              ----------   ----------
Shareholders' equity:
Common stock, $0.01 par value, 10,000,000 shares authorized;
  4,645,311 shares (actual), 5,645,311 shares (as adjusted)
  issued and outstanding....................................  $   31,628   $   41,628
  Additional paid-in capital................................   1,751,418    8,391,418
  Retained earnings.........................................     339,619      339,619
  Unrealized gains on securities............................      18,325       18,325
                                                              ----------   ----------
Total shareholders' equity and capitalization...............   2,140,990    8,790,990
                                                              ==========   ==========

                                    DILUTION

    The difference between the initial price per share to the public of common stock and the net tangible book value per share after the completion of the offering constitutes the dilution to investors in this offering. Net tangible book value per share of common stock is determined by dividing our net tangible book value, total tangible assets less total liabilities, by the number of shares of common stock outstanding.

    As of June 30, 2000, our net tangible book value was $2,140,990 or $0.46 per share of common stock. Net tangible book value represents the amount of our total assets, less any intangible assets and total liabilities. After giving effect to the sale of the 1,000,000 shares of common stock offered through this prospectus (at an initial price to the public of $8.00 per share), and after deducting the underwriting discount of 10% and other estimated expenses of the offering (estimated to be $550,000), our adjusted pro forma net tangible book value as of June 30, 2000, would have been $8,790,990 or $1.56 per share. This represents an immediate increase in net tangible book value of $1.10 per share to existing shareholders and an immediate dilution of $6.44 per share to investors in this offering. The following table illustrates this per share dilution:

Initial public offering price...............................              $8.00
  Net tangible book value before offering...................   $0.46
  Increase attributable to investors in this offering.......   $1.10
  Net tangible book value after offering....................              $1.56

Dilution to new investors...................................              $6.44

    The table below provides the following as of June 30, 2000: (a) a comparison of the total number of shares of common stock purchased from us, (b) the total consideration paid and (c) the average price per share paid by existing common shareholders and to be paid by investors who purchase shares of common stock in this offering at an assumed initial price to the public of $8.00 per share:

                                           SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                         --------------------   ---------------------     PRICE
                                          NUMBER     PERCENT     DOLLARS     PERCENT    PER SHARE
                                         ---------   --------   ----------   --------   ----------
Existing common shareholders...........  4,645,311     82.3     $1,783,046     18.2       $0.38
New investors..........................  1,000,000     17.7      8,000,000     81.8       $8.00
  Total................................  5,645,311    100.0%     9,783,046    100.0%

                 SELECTED FINANCIAL DATA AND OTHER INFORMATION

    The following table presents our selected financial data. The information set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and notes to those statements included in the prospectus. Our statements of income data set forth below for the years ended March 31, 2000 and 1999 are derived from our audited financial statements included elsewhere in this prospectus which have been audited by Cayer Prescott Clune & Chatellier, LLP, independent public accountants, whose report is also included in this prospectus.

    The statements of income data for the three months ended June 30, 2000 and 1999 and the balance sheet data as of June 30, 2000 and 1999 are derived from unaudited financial statements included in this prospectus and, in the opinion of management, include all normal and recurring adjustments that are necessary for a fair presentation of our financial position and results of operations for these periods. The historical financial information may not be indicative of our future performance.

                                          FOR THE YEAR ENDED MARCH 31,   FOR THE QUARTER ENDED JUNE 30,
                                          ----------------------------   ------------------------------
                                              1999           2000            1999             2000
                                          ------------   -------------   -------------   --------------
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
  Revenues from commission and advisory
    services............................  $14,568,550    $ 22,888,022     $ 5,545,841     $  7,591,920
                                          -----------    ------------     -----------     ------------
  Commission and advisory services
    expense.............................   11,554,664      18,605,882       4,436,777        6,306,548
  Gross Profit..........................    3,013,886       4,282,140       1,109,064        1,285,372
  Selling and administrative expenses...    2,682,735       4,106,852         929,011        1,068,540
                                          -----------    ------------     -----------     ------------
  Operating income......................      331,151         175,288         180,053          216,832
  Income before taxes...................      364,017         243,230         192,023          235,373
  Income taxes..........................      180,229         108,550          84,500          101,000
  Net income............................      183,788         134,680         107,523          134,373
  Total comprehensive income............      183,788         166,628         107,523          120,750
                                          ===========    ============     ===========     ============
  Net income per share..................  $      0.04    $       0.04     $      0.02     $       0.03
  Weighted average shares outstanding,
    basic...............................    4,573,296       4,609,491       4,573,296        4,645,311
  Weighted average shares outstanding,
    diluted.............................    4,746,296       4,782,491       4,746,296        4,818,311

OTHER DATA:
    Representatives.....................          794             996             830            1,025
    States represented..................           50              50              50               50
    Brokers added.......................          272             257              68               55
    Brokers terminated and
      resigned(1).......................          161             138              32               26
    Assets under management.............  $95,266,560    $146,692,177     $99,252,626     $147,834,876

                                        FOR THE YEAR ENDED MARCH 31,    FOR THE QUARTER ENDED JUNE 30,
                                        -----------------------------   -------------------------------
                                            1999            2000             1999             2000
                                        -------------   -------------   --------------   --------------
CONSOLIDATED BALANCE SHEET DATA:
    Cash and cash equivalents.........    $1,112,534      $  844,603      $  948,057       $  669,672
    Total assets......................     2,831,083       3,869,276       3,291,433        3,774,511
    Total current liabilities.........     1,243,552       1,833,036       1,422,051        1,593,521
    Shareholders' equity..............    $1,587,531      $2,020,240      $1,869,382       $2,140,990

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION

OVERVIEW

    We are a financial services holding company that, through our subsidiaries, provides investment advisory, insurance, financial planning and related services. We operate in a highly regulated and competitive industry, that is influenced by numerous external factors such as economic conditions, marketplace liquidity and volatility, monetary policy, global and national political events, regulatory developments, competition and investor preferences.

    Our revenues and net earnings may be either enhanced or diminished from period to period by any one of or by a multiple of these external factors.

    In addition, the passage of the Graham-Leach-Bliley Act in November of 1999 repealed depression-era laws that separated commercial, investment banking and insurance activities. Such repeal may result in the intensification of the environment in which we compete by increasing the number of companies doing business in the financial services arena.

RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 2000 VERSUS THREE MONTHS ENDED JUNE 30, 1999

    During the three months ended June 30, 2000, our revenues increased by $2,046,079, or 36.9%, to $7,591,920 from $5,545,841 for the three months ended
June 30, 1999. Operating income increased by $36,779, or 20.4%, to $216,832 for the three months ended June 30, 2000 as compared to operating income of $180,053 for the three months ended June 30, 1999. During the three months ending
June 30, 2000, revenues grew at a rate of 36.9% over the same period in the prior year. Revenue increases during the period were primarily due to the growth in the number of quality sales representatives who primarily sold variable annuities and mutual funds.

    Total commission revenue increased by $2,095,328 or 41.9% to $7,095,707 for the period ended June 30, 2000 from $5,000,379 for the period ended June 30, 1999. Commission revenue from the sale of mutual funds increased by $778,774, or 46.3%, to $2,461,012 for the period ended June 30, 2000 from $1,682,238 for the period ended June 30, 1999. Commission revenue from the sale of variable annuity products increased by $1,486,426, or 66%, to $3,737,148 for the period ended June 30, 2000 from $2,250,722 for the period ended June 30, 1999. This overall increase in commission revenue was due to the continued growth of our sales and marketing staff.

    Total expenses increased by $2,009,300, or 37.4%, to $7,375,088 for the period ended June 30, 2000 from $5,365,788 for the period ended June 30, 1999. Expenses increased in all areas due to our continued expansion of operations, marketing efforts and increases in staffing.

    Commissions and advisory fees paid to our sales force increased by $1,869,771, or 42.1%, to $6,306,548 for the period ended June 30, 2000 from
$4,436,777 for the period ended June 30, 1999. As a percentage of revenue, these expenses increased by 3.1% for the period ended June 30, 2000 when compared to the period ended June 30, 1999. This increase was attributed to a competitive reduction in our advisory fees charged and an increase in commissions paid to a higher quality and more productive sales force.

    Compensation and benefits increased by $287,962, or 88.8%, to $612,402 for the period ended June 30, 2000 from $324,440 for June 30, 1999. As a percentage of revenue, these expenses increased by 2.2% for the period ended June 30, 2000 when compared to the period ended June 30, 1999. This increase in compensation and benefits is primarily attributable to accommodate our growth from the prior year from the hiring of several new employees and also an increase in executive compensation. We employed 31 salaried employees at June 30, 1999 as compared to 43 at June 30, 2000.

    Our income tax provision increased from $84,500 for the period ended June 30, 1999 to $101,000 for the period ended June 30, 2000.

    Our net income from operations increased by $26,850 or 25% to $134,373 for the period ended June 30, 2000 as compared to $107,523 for the period ended June 30, 1999. This change is a result of cumulative growth per the nature of the industry. Also, our selling and administrative expenses decreased by 2.65% as a percentage of revenue. Finally, although our gross profit percentage decreased, gross profit improved by $176,308 during the comparative period.

    Total comprehensive income for the period ended June 30, 2000 was $120,750 which includes an unrealized loss on marketable securities in the amount of $13,623. We had no other comprehensive income for the period ended June 30, 1999.

FISCAL YEAR ENDED MARCH 31, 2000 COMPARED WITH FISCAL YEAR ENDED MARCH 31, 1999

    Our total revenue for the fiscal year ended March 31, 2000 (the Current Period) was $22,888,022 as compared to $14,568,550 for the fiscal year ended March 31, 1999 (the Prior Period); an increase of $8,319,472 or 57.1%. This increase in revenue was primarily due to an increase in commission revenue and investment advisory fee income.

    Total commission revenue increased by $7,843,273 or 58.8% to $21,178,471 for the period ended March 31, 2000 from $13,335,198 for the period ended March 31, 1999. Commission revenue from the sale of mutual funds increased by $1,775,610 or 30.0% to $7,693,418 for the period ended March 31, 2000 from $5,917,808 for the period ended March 31, 1999. Commission revenue from the sale of variable annuity products increased by $5,407,678, or 100.6% to $10,784,812 for the period ended March 31, 2000 from $5,377,134 for the period ended March 31, 1999. This overall increase in commission revenue was due primarily to the increase in and maturation of our sales and marketing staff.

    Total expenses increased by $8,475,335, or 59.5% to $22,712,734 for the period ended March 31, 2000 from $14,237,399 for the period ended March 31, 1999. Expenses increased in all areas due to our expanded operations and marketing efforts, increases in staffing, costs associated with the settlement of certain litigation and the development and subsequent launch of two mutual funds.

    Commissions and advisory fees paid to our sales force increased by $7,051,218 or 61.0% to $18,605,882 for the period ended March 31, 2000 from
$11,554,664 for the period ended March 31, 1999. As a percentage of revenue, these expenses increased by 1.9% for the period ended March 31, 2000 when compared to the period ended March 31, 1999.

    Compensation and benefits increased by $603,379 or 56.5% to $1,672,020 for the period ended March 31, 2000 from $1,068,641 for the period ended March 31, 1999. As a percentage of revenue, these expenses increased by 0.03% for the fiscal year ended March 31, 2000 when compared to the fiscal year ended
March 31, 1999. This increase in compensation and benefits is primarily attributable to increased sales and the addition of 12 new salaried employees during the fiscal year ended March 31, 2000. We employed 27 salaried employees on March 31, 1999 and 39 salaried employees on March 31, 2000.

    Our income tax provision decreased from $180,229 for the fiscal year ended March 31, 1999 to $108,550 for the fiscal year ended March 31, 2000.

    Our net income from operations decreased by $49,108 or 26.7% to $134,680 for the period ended March 31, 2000 from $183,788 for the period ended March 31, 1999. This change is a direct result of our mutual fund start-up costs of $83,000, of which we had no similar expenses for the fiscal year ended
March 31, 1999. This change is also a result of the costs associated with the settlement of certain litigation for $165,000 of which we, again, had no similar expense for the year ended March 31, 1999.

    Total comprehensive income for the period ended March 31, 2000 was $166,628 which includes an unrealized gain on marketable securities in the amount of $31,948. We had no other comprehensive income for the period ended March 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES

    We believe that return on equity primarily is based on the use of capital in an efficient manner. Historically, we have financed our operations primarily through private equity and internally generated cash flow and not by incurring debt.

    As of June 30, 2000 we had cash and cash equivalents which totaled $669,672 as compared to $948,057 on June 30, 1999. Working capital on June 30, 2000 was $1,586,783 as compared to $1,307,644 on June 30, 1999. Cash and cash equivalents as of March 31, 2000 were $844,603 as compared to $1,112,534 on March 31, 1999.
Working capital on March 31, 2000 was $1,475,297 as compared to $1,189,457 as of March 31, 1999. Our ratio of current assets to current liabilities was 1.80 to 1 on March 31, 2000 as compared to 1.96 to 1 on March 31, 1999.

    As of March 31, 2000, our net capital ratio for the broker-dealer was 7.5 to 1 as compared to 12.4 to 1 for our fiscal year ended March 31, 1999. In order to participate in this offering as a co-underwriter, the SEC requires that we maintain a net capital of $100,000 and a ratio of aggregate indebtedness to net capital not to exceed 15 to 1. This SEC requirement is also referred to as the "net capital ratio" or the "net capital rule." Indebtedness generally includes all money owed by a company, and net capital includes cash and assets that are easily converted into cash. SEC rules also prohibit "equity capital," which, under the net capital rule, includes the subordinated loans from being withdrawn or cash dividends from being paid if our net capital ratio would exceed 10 to 1 or if we would have less than our minimum required net capital. On March 31, 2000, we had net capital of $207,423 as compared to $88,779 for the period ended March 31, 1999. These net capital figures exceeded regulatory requirements by $103,612 and $15,238, respectively, for the applicable periods.

    Net cash used for operating activities was $13,363 for the year ended
March 31, 2000 as compared to net cash provided by operating activities of $141,352 for the year ended March 31, 1999. This decrease in cash flow provided by operating activities was primarily the result of an increase in commissions and receivables that had not yet been received at fiscal year end. Also, we had a related-party receivable increase in the amount of $62,441 and had an increase in prepaid expenses during the fiscal year ended March 31, 2000 as compared to our prior fiscal year. Net cash used for operating activities was $293,697 for the period ended June 30, 2000 as compared to net cash used for operating activities of $305,945 for the period ended June 30, 1999.

    Offsetting these major decreases in cash flow from operations were increases of accrued expenses and commissions payable to certain of our registered representatives that had not yet been paid on March 31, 2000.

    Net cash used in investing activities was $591,689 for the year ended
March 31, 2000 as compared to $147,211 for the year ended March 31, 1999. This decrease in cash flow used in investing activities was primarily the result of an increase in plant and equipment acquisitions and investments used to increase the clearing deposits required by our broker-dealer's clearing firm. Finally, cash flows provided from financing activities increased by $354,623 as compared to last year from the issuance of warrants exercised by our group of private investors. Net cash provided by investing activities was $168,262 for the period ended June 30, 2000 as compared to net cash used for investing activities of $49,830 for the period ended June 30, 1999.

    Based on currently proposed plans and assumptions relating to the implementation of our business plan, we believe that the proceeds of this offering, combined with cash flow from operations, will enable us to fund our planned operations for a period of at least 18 months from the date of this prospectus.

EFFECT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1998, June 1999 and June 2000, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133 and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of SFAS No. 133". These statements outline the accounting treatment for all derivative activity. We do not use derivative instruments and these accounting statements will not have an effect on us.

    In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", effective for fiscal years beginning after December 15, 1998. SOP 98-1 requires that certain costs of computer software developed or obtained for internal use be capitalized and amortized over the useful life of the related software. The Company had expensed the costs of all software development in the period in which it incurred. The Company intends to adopt this statement beginning in fiscal 2001 and does not anticipate that it will have a material impact on the financial position, results of operations, earnings per share or cash flows.

EFFECTS OF INFLATION

    The Company's assets are primarily liquid in nature and are not significantly affected by inflation. Management believes that the replacement cost of property and equipment will not materially affect operating results. However, the rate of inflation affects the Company's expenses, including employee compensation and benefits, communications and occupancy, which may not be readily recoverable through charges for services provided by the Company.

                                  OUR BUSINESS

OVERVIEW

    Incorporated in 1995, Investors Capital Holdings, Ltd. is a financial services holding company that operates primarily through its subsidiaries in two segments of the financial services industry. These two segments provide for the offering of (1) services related to corporate equity and debt securities, U.S. Government securities, municipal securities, market information, internet online trading and portfolio tracking and records management and (2) financial planning services, investment advisory and asset management services and the management of two retail mutual funds.

SUPPORT TO OUR REPRESENTATIVES

    INVESTORS CAPITAL CORPORATION. Investors Capital Corporation, an NASD registered broker-dealer is headquartered in Lynnfield, Massachusetts and is a wholly-owned subsidiary of Investors Capital Holdings, Ltd. Doing business in all 50 states and Puerto Rico, Investors Capital Corporation makes available multiple investment products and provides support, technology and back-office service to its network of approximately 1000 representatives. Our representatives sell investment products that are securities under federal and state law. Accordingly they are required to and are registered as representatives (referred to frequently as securities or stock brokers) with our brokerage subsidiary. Similar registrations may be required by these persons as investment adviser representatives under the investment advisers acts of federal and state law. As noted previously, our emphasis in regard to these persons is financial planning rather than stock trading or other brokerage transactions. Our in-house training program for these representatives emphasizes long range aspects of financial planning and investment products. We believe that through the continuing education we provide to our securities brokers, our clients can become better informed and therefore better serviced.

    Our products and services to our representatives include:

    - TECHNOLOGY RESOURCES: Utilizing the latest in technology, our representatives are able to perform the following activities on-line:

       - Opening of new accounts;

       - Monitoring of existing accounts;

       - Trading;

       - Locating and exploring Company-approved products;

       - Downloading client data; and

       - Researching reports or inquiries on companies, securities and other pertinent financial topics

    - PRODUCT CHOICES: Allowing our representatives to choose from a wide variety of investment products sponsored by well-respected and financially sound companies is critical to our brokers' success as well as ours. We follow a selective process in determining approved products to be offered to clients by our representatives. In addition, we continuously monitor the product list as deemed necessary.

    - MARKETING: Producing compliance- and NASD-approved marketing materials to be used by our representatives enhances their professional stature in the public's eye. The marketing resources produced by Investors Capital Corporation include:

       - Corporate and product brochures;

       - Technology resources;

       - Client letters;

       - Seminars; and

       - Advertising and public relations.

    FOCUS. Our focus is on representatives who offer their clients assistance in attaining their long-range financial goals. Utilizing experienced representatives, our client list is widely diversified in terms of goals, financial resources and geography. During the year ended March 31, 2000, the average revenue per broker was $22,980 as compared to $20,178 for our fiscal year ended March 31, 1999. Additionally, on March 31, 2000, we had a total of 996 representatives in our national network, as compared to 794 for the same period last year.

    SUPERVISION. Our broker-dealer subsidiary's compliance staff includes individuals with significant industry experience. Four of these individuals, including an experienced compliance attorney, are located in the home office. The remaining compliance individuals, most of whom have in excess of ten years of industry experience, termed Offices of Supervisory Jurisdiction by the NASD, are field supervisors situated across the country and charged with compliance responsibilities for a defined group of brokers. By positioning these compliance individuals in the field we are able to more closely scrutinize and monitor the activities of our brokers thereby ensuring, as much as humanly possible, their compliance with the requisite rules and regulations. Such a field supervisor is assigned to each new securities broker affiliated with our broker-dealer subsidiary. Our in-house computer systems and programs currently under development, will further assist us in compliance matters.

    As compliance is an area for which representatives seek and value assistance to keep abreast of and in step with, the latest industry regulations, our compliance department provides, among other things:

    - Advertising and sales literature review;

    - Field inspections followed up with written findings and recommendations;

    - Weekly faxes and monthly conference calls on selected compliance topics;
      and

    - Company workshops and in-house publications on various compliance matters.

INVESTMENT ADVISORY SERVICES

    EASTERN POINT ADVISORS, INC. Our investment adviser subsidiary provides investment advisory and asset management services directly to the investing public through its managed asset programs. These programs involve managed portfolios of load and no-load mutual funds, variable annuities and/or individual securities and are provided to the public through more than 200 investment adviser representatives and solicitors. As of March 31, 2000, we had approximately $131 million under management in these managed asset programs with average weekly contributions of new money in excess of $1 million since January of 2000. The maximum annual fee charged for these services is 2.25%, which is paid by the customer in quarterly installments.

    In addition, our investment adviser subsidiary is the investment advisor to our two retail mutual funds, the Investors Capital Twenty Fund and the Investors Capital Internet and Technology Fund. Until recently, these two mutual funds were marketed to the public solely by registered representatives of Investors Capital Corporation. Recently, our investment advisor subsidiary has begun making its portfolios available to other broker-dealers. We have signed selling agreements to make our managed asset programs available to registered representatives of certain other broker-dealers as well as to allow our two mutual funds to be marketed by investment professionals affiliated with certain selected broker-dealers in addition to Investors Capital Corporation. These wholesaling activities increase the exposure of both the managed asset programs and the mutual funds. While there is no assurance, we expect this increased exposure to increase Company revenues.

    As of June 30, 2000, Eastern Point Advisors had approximately $10.0 million under management in these two mutual funds. The annual fee charged by Eastern Point Advisors to the funds for its services is 1.50%, which, although currently being waived, is paid monthly.

    ASSET ALLOCATION STRATEGY. Eastern Point Advisor's asset allocation strategy, utilized by approximately 4,000 investors as of June 30, 2000, is based on the principle that, by investing in a combination of asset classes, we may reduce risk while seeking to provide enhanced returns. Thus, by combining asset classes that typically do not move in tandem, the volatility of the customer's investment portfolio may be lowered while, at the same time, provide the opportunity for possible increased long-term returns.

    In implementing this asset allocation strategy for each individual customer, we utilize the following three steps:

    - Based upon a customer's ascertained tolerance for risk, investment goals, age, time horizon, investment experience and financial and personal situation, determined through the use of detailed questionnaires completed during personal interviews, we will recommend an overall investment allocation consisting of a suggested percentage of stocks, bonds and cash.

    - Should the customer agree with the recommended overall investment allocation, we will then select what we believe to be the appropriate investment vehicles for the particular customer from the universe of mutual funds, variable annuities and individual securities.

    - Following implementation of the recommended portfolio, our investment adviser subsidiary monitors the performance of the portfolio, communicates the model's performance to the client at least quarterly and makes any necessary changes based upon performance, changes in a customer's financial situation, goals or risk tolerance or any other factor relevant to the composition of the customer's portfolio.

    FEE-BASED COMPENSATION STRUCTURE. As required by the Investment Advisers Act of 1940, compensation is based on an annual fee calculated as a percentage of total assets under management rather than a transaction-based commission.

MUTUAL FUNDS

    THE INVESTORS CAPITAL TWENTY FUND AND THE INVESTORS CAPITAL INTERNET AND TECHNOLOGY FUND. These are our two growth-oriented mutual funds. The Twenty Fund became available for sale on October 19, 1999 and the Internet and Technology Fund became available for sale on November 19, 1999. We created these two mutual funds to complement our existing product lines with the rationale that our mutual funds would provide investors with a convenient way to meet their financial goals and, at the same time, provide new sales opportunities for representatives of our broker-dealer subsidiary.

    Each of these funds invests in a portfolio of common stocks believed to offer capital appreciation potential. As such, our mutual funds may be more suitable for those investors who seek capital appreciation and are willing to accept a significant degree of volatility and risk.

    The Investors Capital Twenty Fund utilizes a non-diversified portfolio of 20 to 30 common stocks of companies of any size, regardless of industry or sector, which may include smaller emerging companies. As of June 30, 2000, the Investors Capital Twenty Fund had assets of $8,305,881. The Investors Capital Internet and Technology Fund invests in common stocks and securities convertible into common stocks primarily of domestic companies principally engaged in the internet, internet-related activities and technology. As of June 30, 2000, the Investors Capital Internet and Technology Fund had assets of $1,715,997.

    Class A Shares of these mutual funds carry a maximum one-time, up-front sales charge to the investor of 5.75%. This sales charge decreases as the dollar amount of the investor's investment increases. Class C Shares have no such up-front sales charge but, in addition to annual management fees, carry a 1.00% per year annual fee.

OUR STRATEGY

    Key elements to achieve our corporate objectives include:

    INCREASE BRAND AWARENESS. We plan to increase our brand recognition to attract new securities broker clients. We are developing a comprehensive marketing plan to attract more clients and experienced representatives, build market awareness, educate the investing public and develop brand name recognition and loyalty. We intend to accomplish this strategy through direct marketing, advertising through our marketing department, use of our web site, a public relations program, live seminars, print advertising and television air time. In addition, we have committed to opening company-operated offices in selected strategic geographic locations across the country.

    EXPAND CLIENT RELATIONSHIPS. We intend to expand our relationships with representatives and investors by increasing our sales and marketing efforts. We plan to target sophisticated and experienced investors and financial institutions of all sizes, including professional money managers and registered investment advisers. Because these participants typically execute more trades per year than traditional retail investors and expect lower commissions, real-time access to information and quick order execution, the market for their business is currently underserviced. We believe that we can profitably fill this market niche.

    PROVIDE VALUE-ADDED SERVICES TO OUR CLIENTS. We will continue to provide our clients with access to a pool of well-trained representatives, access to up-to-date market and other financial information and direct access to our trade desk that is online with various stock exchanges and institutional buyers and sellers. We will also continue to provide trading before and after traditional market hours to our clients.

    CREATE TECHNOLOGICALLY INNOVATIVE SOLUTIONS TO SATISFY CLIENTS' NEEDS. We intend to continue our active efforts in pursuing additional technologies to service the rapidly evolving financial services industry. Specifically, we are developing our web site to enable our clients to trade equity securities more efficiently via the internet, access all types of financial and other information to enhance their situations and purchase other, non-financial products and services.

    BUILD AND EXPAND OUR CORPORATE PRESENCE. We intend to expand our branch office locations to strategically situated metropolitan locations throughout the United States. We initially intend to expand our offices to Massachusetts, California and Florida. We also continue to explore strategic alliances, acquisitions and other opportunities to provide our clients with the best possible services and products.

    EXPAND OUR PRODUCT AND SERVICE OFFERING THROUGH STRATEGIC RELATIONSHIPS. We will continue to actively pursue alliances with various companies to increase trading volume, capitalize on cross-selling opportunities, create additional markets for our asset management programs and mutual fund sales, take advantage of emerging market trends and create operational efficiencies and further enhance our name recognition.

COMPETITION

    Our competitors vary in size, scope and breadth of services offered. We encounter direct competition from numerous other brokerage firms that have electronic brokerage services and full research capabilities. We also encounter competition from established full-commission brokerage firms as well as insurance companies with securities brokerage subsidiaries, financial institutions, mutual fund sponsors and others who utilize financial planning representatives paying their own office costs and expenses. Competitors utilizing similar representatives include Linsco Private Ledger, Corporate Securities, Walnut Street Securities, the Robert Thomas division of Raymond James and various insurance companies with securities brokerage subsidiaries.

    Also, as demand for discounted brokerage services increases, our market is becoming more competitive. In particular, we anticipate that competition for electronic brokerage services will intensify as investor demand for such services increases. We also recognize and intend to capitalize on the fact that when investing large amounts of money, investors typically may prefer personal attention from an experienced industry professional rather than inexpensive internet access to trading.

    Some of our competitors have significantly greater financial, technical, marketing and other resources and certain of our competitors also offer a wider range of services and financial products and have greater name recognition and more extensive client bases. These competitors may be able to respond more quickly to new or changing opportunities, technologies, and client requirements, and may be able to undertake more extensive promotional activities, offer more attractive terms to clients, and adopt more aggressive pricing policies. Moreover, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties or may consolidate to enhance their services and products.

    We believe that our ability to compete depends upon many factors both within and outside our control, including:

    - Our ability to attract and retain our network of investment professionals;

    - The effectiveness, ease of use, performance and features of our technology and services;

    - Client perceptions of the effectiveness of our services and technology;

    - The price and quality of our services;

    - Our ability to service our clients effectively and efficiently;

    - The timing and acceptance of our new products and services and enhancements to existing products and services developed by us or our competitors; and

    - Our reputation in the financial services industry.

    MUTUAL FUNDS. Mutual funds are continuously being introduced to the investing public. These funds are being offered by new, as well as existing, mutual fund companies. Many of our mutual fund competitors have greater financial, technical, marketing and distribution resources. We believe that we can become competitive through our sales force and through selling agreements with other broker dealers.

HOW WE ARE REGULATED

    BROKER-DEALER REGULATION. The securities industry is subject to extensive regulation under both federal and state law. The SEC is the federal agency responsible for administering the federal securities laws. In general, broker-dealers are required to register with the SEC under the Securities Exchange Act of 1934, as amended. Our wholly-owned subsidiary, Investors Capital Corporation is a broker-dealer registered with the SEC. Under the Securities Exchange Act of 1934, every registered broker-dealer that does business with the public is required to be a member of and is subject to the rules of the NASD.

    The NASD has established conduct rules for all securities transactions among broker-dealers and private investors, trading rules for the over-the-counter markets and operational rules for its member firms. The NASD conducts examinations of member firms, investigates possible violations of the federal securities laws and its own rules and conducts disciplinary proceedings involving member firms and associated individuals. The NASD administers qualification testing for all securities principals and registered representatives for its own account and on behalf of the state securities authorities. We are also subject to regulation under state law. We are currently registered as a broker-dealer in every state, the District of Columbia and Puerto Rico.

    REGISTERED INVESTMENT ADVISER REGULATION. The Investment Advisers Act of 1940 (the "Advisers Act") regulates the registration of and the compensation that may be charged by an SEC registered investment adviser. Investment advisers are subject to the same oversight by the SEC and the various states as are broker-dealers. Investment advisers are required to register with the SEC, are required to periodically file reports and are subject to periodic or special examinations. Rules promulgated under the Advisers Act govern advertisements by investment advisers and the custody or possession of funds or securities of a client. Most states require registration by investment advisers unless an exemption is available and impose annual registration fees. Some states also impose minimum capital requirements. There can be no assurance that compliance with existing and future requirements and legislation will not be costly and time consuming or otherwise adversely impact our business in this area.

    As a registered investment adviser under the Investment Advisers Act of 1940, our wholly-owned subsidiary, Eastern Point Advisors, is subject to regulations which cover various aspects of the Company's business, including compensation arrangements. Under the Advisers Act, every investment advisory agreement with clients must expressly provide that such contract may not be assigned by the advisor without the consent of the client. Under the Investment Company Act of 1940 (the "Investment Company Act"), every investment adviser's agreement with a registered investment company must provide for the agreement's automatic termination in the event it is assigned. Under both the Advisers Act and the Investment Company Act, an investment advisory agreement is deemed to have been assigned when there is a direct or indirect transfer of the Agreement, including a direct assignment or a transfer of a "controlling block" of the adviser's voting securities or, under certain circumstances, upon the transfer of a "controlling block" of the voting securities of its parent corporation. A transaction is not, however, an assignment under the Advisers Act or the Investment Company Act if it does not result in a change of actual control or management of the investment adviser. Any assignment of the Company's investment advisory agreements would require, as to any registered investment company client, the approval of a majority of its shareholders, and as to the Company's other advisory clients, the consent of such clients to such assignments.

    REGULATIONS APPLICABLE TO THE USE OF THE INTERNET. Due to the increasing popularity and use of the internet and other online services, various regulatory authorities are considering laws and/or regulations with respect to the internet or other online services covering issues such as user privacy, pricing, content copyrights and quality of services. In addition, the growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online.

    Also, the recent increase in the number of complaints by online traders could lead to more stringent regulations of online trading firms and their practices by the SEC, NASD and other regulatory agencies. The applicability to the internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is also uncertain and may take years to resolve. Finally, as our services are available over the internet in multiple states, and as we have numerous clients residing in these states, these jurisdictions may claim that our company is required to qualify to do business as a foreign corporation in each such state. While our company is currently registered as a broker-dealer in all 50 states and Puerto Rico, we are qualified to do business as a foreign corporation in only a few states. Failure by our company to qualify as a broker-dealer in other jurisdictions or as an out-of-state or "foreign" corporation in a jurisdiction where it is required to do so could subject our company to taxes and penalties for the failure to qualify. Our business could be harmed by any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the applications of existing laws and regulations to the internet and other online services.

EMPLOYEES

    As of June 30, 2000, we have 43 full-time employees, all of which are located at our principal office in Lynnfield, Massachusetts. No employee is covered by a collective bargaining agreement or is represented by a labor union. We consider our employee relations to be excellent. We also enter into independent contractor arrangements with other individuals on an as-needed basis to assist with programming and developing proprietary technologies.

PROPERTIES

    Our principal executive offices are located in an approximately 10,000 square foot facility at 230 Broadway, Lynnfield, Massachusetts. This facility is an office condominium owned by Arlsburg Trust, the trustee of whom is the principal stockholder of our Company, Theodore E. Charles, and leased to Investors Capital Corporation and Eastern Point Advisors, at a combined current annual rent of $156,106. The lease expires on June 1, 2002. This annual rent is below current market rates for comparable space in our geographical area.

LEGAL PROCEEDINGS

    Our broker-dealer subsidiary is currently engaged in one material NASD Arbitration in which four of our registered representatives are alleged to have made misrepresentations in the sale of unsecured promissory notes in a Florida company that has since filed for bankruptcy protection. Our broker-dealer did not pre-approve these sales, had no knowledge of them and further did not receive any compensation from these sales. We believe that we have an adequate defense to the allegations, we have vehemently denied any wrongdoing and will vigorously defend ourselves in this matter.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table presents information about each of the Company's executive officers and directors. All directors hold office until the next annual meeting of stockholders or until successors have been duly elected and qualified. There are no arrangements or understandings between any director and any other person pursuant to which he or she was selected as a director.

                                                                                               TERM
NAME                                       AGE                 POSITION(S) HELD              EXPIRES
----                                     --------   ---------------------------------------  --------
Theodore E. Charles....................     57      President, Chairman of the Board, Chief    2001
                                                    Executive Officer, and Director

Timothy B. Murphy......................     35      Treasurer, Chief Financial Officer, and    2001
                                                    Director

Janice M. Charles......................     49      Secretary, Director                        2001

James J. McCarthy......................     40      Director                                   2001

David R. Smith.........................     38      Director                                   2001

L. Gregory Gloeckner...................     47      Director                                   2001

    THEODORE E. CHARLES, founder of the Company in 1995, serves as Chairman of the Board, Chief Executive Officer and President. Mr. Charles also serves as the Chief Executive Officer and founder of Investors Capital Corporation and Eastern Point Advisors. In addition, he is the founder and co-owner of two other unconsolidated companies: Investors Marketing Services, Inc. and Investors Marketing Securities, LLC.

    Since November 19, 1997, Mr. Charles has been a director and a member of the Compensation Committee of Revere Federal Savings Bank of Revere, Massachusetts, a public company, whose securities are traded on the Over the Counter Bulletin Board Market.

    Mr. Charles received his Bachelors Degree from Ithaca College, Ithaca, New York. He also has graduate hours from the University of Hartford, Hartford, Connecticut and St. Lawrence University, Canton, New York. Mr. Charles was previously a life insurance agent with National Life of Vermont. He currently holds various securities licenses, including the series 6, 63, 7 and 24.
Mr. Charles is a member of the Financial Planning Association and has been since 1985. He was formerly Chairman of the Shareholder Advisory Board of Life USA Insurance Company and is a former member of the Board of Trustees of the Museum Council, Museum of Fine Arts in Boston. Mr. Charles is married to Janice M. Charles.

    TIMOTHY B. MURPHY is also a founder of the Company and currently serves as Treasurer, Chief Financial Officer and a director. Since 1994, Mr. Murphy has also served as President of Investors Capital Corporation. In addition, Mr. Murphy is President of Eastern Point Advisors. He entered the securities industry in May of 1991 as an operations manager, assisting brokers in the Boston regional office of Clayton Securities. Most recently, he was a compliance officer of Baybanks Brokerage in Burlington, Massachusetts and a vice president of G.R. Stuart & Company, a brokerage firm located in Maynard, Massachusetts. Mr. Murphy holds a Bachelor of Science degree in Finance from Babson College, Wellesley, Massachusetts. He holds various securities licenses, including the series 4, 7, 24, 27, 53, 63 and 65. Mr. Murphy is a member of the New England Securities Compliance Group and past member of the National Society of Compliance Professionals.

    JANICE M. CHARLES is also a founder and director of the Company. She serves as Treasurer of Eastern Point Advisors, and is Vice President of Investors Marketing Services, Inc., an independent insurance brokerage firm located in Danvers, Massachusetts. Ms. Charles holds a Bachelor of Arts degree from Regis College in Weston, Massachusetts, a Masters degree from Lowell State College in Lowell, Massachusetts and graduate degree hours at Boston University, Boston, Massachusetts. Ms. Charles is married to Theodore E. Charles.

    JAMES J. McCARTHY is currently the President and Chief Executive Officer of Revere Federal Savings Bank of Revere, Massachusetts, a public company, whose securities are traded on the Over the Counter Bulletin Board Market. At Revere Federal Savings, Mr. McCarthy is responsible for instituting full-service commercial banking operations and successfully completing a Mutual Holding Company 47% stock conversion. He also manages the daily operations of the institution, including strategic planning, financial investment, marketing and personnel. He has had these responsibilities for 11 years. Mr. McCarthy received his Bachelor of Science Degree in Business Administration from Northeastern University in Boston, Massachusetts in June of 1983 and his Certified Public Accountant designation in November of the same year.

    DAVID R. SMITH is a founding partner and Managing Director of Charter Financial Publishing Network (CFPN) in Shrewsbury, New Jersey. Founded in
March 2000, CFPN publishes, markets and distributes information for the financial services industry. He is co-founder of, and currently oversees sales, marketing and circulation for FINANCIAL ADVISOR magazine, along with other newsletters, books and investment charts distributed by CFPN. He was previously Senior Vice President of Dow Jones Financial Publishing Corporation, where he served as Publisher of DOW JONES INVESTMENT ADVISOR and Associate Publisher of DOW JONES ASSET MANAGEMENT magazines since 1987. Mr. Smith attended Hobart College in Geneva, New York and graduated from Monmouth College in West Long Branch, New Jersey in June of 1985.

    L. GREGORY GLOECKNER is Senior Vice President of Conseco Services, LLC.
Mr. Gloeckner has been in this position for more than five years dealing with insurance and investment products. He has also directed the efforts of the Company's wholly-owned broker-dealer. Mr. Gloeckner has been in the investment industry for over twenty years. Prior to joining Conseco, he concurrently served as Vice President of both Monarch Life Insurance Company and First Variable Life Insurance Company. Mr. Gloeckner obtained his BSBA in Accounting from Franklin University in Columbus, Ohio.

    The Audit Committee consists of Messrs. Murphy, Gloeckner, Smith, and McCarthy. The Audit Committee is responsible for the review of the Company's annual audit report prepared by its independent auditors. The review will include a detailed discussion with the independent auditors and recommendation to the full Board concerning any action to be taken regarding the audit.

    The Compensation Committee consists of Messrs. Charles, Murphy, Smith, Gloeckner and McCarthy and Ms. Charles. The Compensation Committee will be responsible for review of all executive compensation and personnel matters.

DIRECTOR COMPENSATION

    The Company does not currently compensate its directors who are employees. Non-employee directors are compensated $500 per meeting for their attendance at board meetings. Members of the Audit Committee receive an additional $1,000 for attendance at each Audit Committee meeting. Directors are not paid for attendance to committee meetings.

EXECUTIVE COMPENSATION

    The following table summarizes all compensation paid by us during the fiscal years ended March 31 for our Chief Executive Officer and one other executive officer whose annual compensation exceeded $100,000 for the 1999 and 2000 fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION(1)                       LONG TERM COMPENSATION
                                          --------------------------------------   ----------------------------------------------
                                FISCAL     SALARY     BONUS       OTHER ANNUAL     RESTRICTED STOCK   OPTIONS       ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR(2)      ($)        ($)      COMPENSATION(3)       AWARDS ($)        (#)      COMPENSATION(4)
---------------------------    --------   --------   --------   ----------------   ----------------   --------   ----------------
Theodore E. Charles..........    2000     $232,692   waived     4,788$$4,212       none none          none       6,635$$6,635
Chairman of the Board,           1999     $150,000   waived                                            none
  Chief Executive Officer,
  President and Director
Timothy B. Murphy............    2000     $147,116   none       3,000$$3,606       none none          none        1,26$5 none
Treasurer, Chief Financial       1999     $103,846   none                                              none
  Officer and Director

------------------------------

(1) The aggregate amount of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total of Messrs. Charles' and Murphy's annual salary and bonus.

(2) All information in the above table is for the April 1 to March 31 fiscal years.

(3) Other Annual Compensation is the Company's matching 401(k) contributions.

(4) All Other Compensation is personal life insurance premiums paid by the Company.

EMPLOYMENT AGREEMENTS

    On August 8, 2000 we entered into full-time employment agreements with Theodore E. Charles and Timothy B. Murphy. For each, the term of employment is three years, which, on the third anniversary of the commencement date, automatically extends for a three year period unless earlier terminated. Under the employment agreements, Messrs. Charles and Murphy are entitled to receive an annual base salary of $400,000 and $200,000, respectively. Adjustments to the annual base salary amounts are at the discretion of the Board of Directors, taking into account appropriate cost of living adjustments and general compensation increases based on performance.

    Also, Messrs. Charles and Murphy may present to the Compensation Committee proposals as to an annual bonus or incentive program, which proposals may or may not be accepted by the Board of Directors, acting in good faith, and at their discretion.

    If the Company fails to renew the employment term or terminates the employment either with or without cause of Mr. Charles or if there is a "change in control" of the Company, he is entitled to receive sixty (60) months' base salary at the time of termination plus, to the extent earned and not already paid, any bonus payable for the prior fiscal year plus an amount equal to any bonus payable with respect to the current fiscal year. The base salary is payable in installments on such dates on which it would be paid if Mr. Charles had not been terminated. The bonus payment is payable in a lump-sum within thirty (30) days of termination.

    If the Company fails to renew the employment term or terminates the employment either with or without cause of Mr. Murphy or if there is a "change in control" of the Company, he is entitled to receive thirty-six (36) months' base salary at the time of termination plus, to the extent earned and not already paid, any bonus payable for the prior fiscal year plus an amount equal to any bonus payable with respect to the current fiscal year. The base salary is payable in installments on such dates on which it would be paid if Mr. Murphy had not been terminated. The bonus payment is payable in a lump-sum within thirty (30) days of termination.

    A "change in control" of the Company shall be deemed to have taken place if a person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 75% or more of the total number of votes that may be cast for the election of the directors of the Company or as the result of, or in connection with, any tender or exchange offer, merger, consolidation or other business combination, sale of assets or one or more contested elections, or any combination of the foregoing transactions in which the persons who were directors of the Company immediately prior to the transaction shall cease to constitute a majority of the Board of Directors of the Company or of any successor to the Company.

    The employment agreements also contain a provision that neither Mr. Charles nor Mr. Murphy will compete or engage in a business competitive with our current or anticipated business during the term of the employment agreement and for a period of six months thereafter. A state court may determine not to enforce this provision or to otherwise limit its enforceability.

LIMITATION OF LIABILITY OF DIRECTORS

    As permitted by the Massachusetts General Laws, the Company's Articles of Organization contain a provision limiting the personal liability of directors. The Articles of Organization provide that each of our directors shall not be personally liable for monetary damages for a breach of fiduciary duty as director except for liability:

    - For any breach of the director's duty of loyalty;

    - For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - Under the Massachusetts General Statutes, which prohibit the unlawful payment of dividends or the repurchase or redemption of stock; or

    - For any transaction from which the director derived an improper personal benefit.

STOCK BENEFIT PLANS

    At a meeting of the Company's stockholders held on September 20, 1996, an incentive stock option plan was adopted. This plan provides incentives in the form of stock option grants and/or restricted stock grants to our key employees who contribute materially to our success and profitability and also permits flexibility and the means to reward directors and other non-employees who render valuable contributions to our Company's success. The total number of shares which may be issued pursuant to options granted under this plan is 300,000. The number of options, the grant date and the associated vesting schedules are determined at the discretion of the Company's Board of Directors.

    As of June 30, 2000, options for 50,000 shares had been granted pursuant to this plan, of which 23,000 remain outstanding. The exercise price of the outstanding options is $3.34 per share, which was the fair market value of a share of common stock at the date of grant. To date, none of these options have been exercised.

    Also under the provisions of this plan, the Company's Board of Directors has voted to issue to employees and certain registered representatives up to 200,000 of additional stock options subject to, and conditioned upon, amendment of the plan and compliance with federal and state securities laws. The grant of these stock options will not become operative until all of the preceding conditions are met. These options will be granted with an exercise price equal to the public offering price as finally determined, will be subject to a 2 year holding period prior to exercise and will lapse if unexercised 5 years after the grant date.

401(K) PLAN

    Following three months of service, employees are eligible to participate in the Company's 401(k) Plan under which the Company matches 100% of the first 3% of each participating employee's salary. The Company's contribution for the fiscal year ended March 31, 2000 was $18,433 and the Company's contribution for the fiscal year ended March 31, 1999 was $17,651.

MAJOR MEDICAL PLAN

    Employees have access to full major medical health benefits. The Company pays for the cost of individual coverage and the employees pay for the additional cost of family coverage.

                             PRINCIPAL SHAREHOLDERS

    The following table presents information regarding beneficial ownership of our common stock as of the date of this prospectus and as adjusted to reflect the sale of 1,000,000 shares of common stock in this offering by: (1) each person who owns beneficially more than five percent (5%) of our outstanding common stock, (2) each of the named executive officers, (3) each director and
(4) all directors and executive officers as a group.

    The persons named in table below have sole voting and dispositive power over all shares of common stock shown as beneficially owned by them, except as otherwise indicated in the footnotes to this table.

                                                                            PERCENT BENEFICIALLY OWNED
                                                    NUMBER OF SHARES    ----------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)            BENEFICIALLY OWNED   PRIOR TO OFFERING   AFTER OFFERING
---------------------------------------            ------------------   -----------------   --------------
Theodore E. Charles(2)...........................        3,585,000               77.2%           63.5%
Timothy B. Murphy(3).............................          131,250                2.8%            2.3%
Janice M. Charles(2).............................                0                0.0%            0.0%
David R. Smith...................................           30,000                0.6%            0.5%
All directors and executive officers as a group
  (6 persons)....................................        3,746,250               80.6%           66.3%

------------------------

(1) The business address of all directors and executive officers is c/o Investors Capital Holdings, Ltd., 230 Broadway, Lynnfield, Massachusetts, 01940.

(2) Theodore E. Charles and Janice M. Charles are husband and wife.
    Mrs. Charles disclaims beneficial ownership of her husband's shares.

(3) Mr. Murphy holds options for 150,000 shares of common stock of Investors Capital Holdings, Ltd. at an exercise price of $1.00 per share.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ACQUISITIONS

    On August 31, 1995, the Company acquired all of the outstanding common stock of Investors Capital Corporation and Eastern Point Advisors, Inc. The principal stockholder of each of these entities was Theodore E. Charles, our principal and controlling stockholder. Mr. Charles received 90,000 shares of Investors Capital Holdings, Ltd. common stock in return for his ownership interest in Investors Capital Corporation, and $37,221 for his interest in Eastern Point Advisors, based on the actual expenses incurred in the organization and the early development of Eastern Point Advisors. At the time of these acquisitions, the Company's Board of Directors was of the opinion that the terms of these transactions were fair and in the best interest of the Company and its stockholders.

    On August 9, 2000, the Company acquired all of the outstanding common stock of ICC Insurance Agency, Inc. Our principal stockholder, Theodore E. Charles and his spouse, Janice M. Charles owned all of the outstanding shares of stock of this entity. The purchase price for this acquisition was $100,000 and was paid in cash out of operating revenues. At the time of this acquisition, the Company's Board of Directors was of the opinion that the terms of this transaction were fair and in the best interest of the Company and its stockholders.

INVESTORS MARKETING SERVICES, INC.

    Investors Marketing Services, Inc. is jointly owned by the Company's principal shareholder, Theodore E. Charles and his spouse, Janice M. Charles. This entity performs a fulfillment function for the Company's subsidiaries by preparing, collating and mailing registration kits to registered representatives and creates graphics and other art work for various marketing materials produced for these subsidiaries. It also prepares the assembly, shipping and postage of literature pertaining to the subsidiaries. Rates charged to the Company for these services are comparable to rates charged by other non-affiliated companies for performing the same or similar services. For the fiscal year ending
March 31, 2000 the cost for these services was $28,471.

OTHER RELATED TRANSACTIONS

    James J. McCarthy, one of our directors, is currently the President and Chief Executive Officer of Revere Federal Savings Bank of Revere, Massachusetts. Our broker-dealer subsidiary rents space in this bank for the purpose of marketing securities and investment advisory services to the bank's customers. During the fiscal year ended March 31, 2000, the aggregate dollar amount of these rental payments was significantly less than 5% of our Company's consolidated revenues for the period.

    David R. Smith, one of our directors, is the Managing Director of Charter Financial Publishing Network ("CFPN") in Shrewsbury, New Jersey which publishes FINANCIAL ADVISOR magazine. Our broker-dealer subsidiary places recruiting advertisements in this magazine, among others, and incurs costs therefor. The aggregate dollar amount of these costs for the fiscal year ended March 31, 2000 was significantly less than 5% of our Company's consolidated revenues for the period

    L. Gregory Gloeckner, one of our directors, is Senior Vice President of Conseco Services, LLC. Our Company, through its broker-dealer subsidiary, markets, among others, the variable annuity products of Conseco Services. As a result, our broker-dealer subsidiary receives commissions from Conseco Services, the vast majority of which, are then passed on to registered representatives as compensation. The aggregate dollar amount of these commissions paid to our broker-dealer subsidiary during the fiscal year ended March 31, 2000 was 1,818,670, which is more than 5% of our Company's consolidated revenues for the period.

    Our principal stockholder and Chief Executive Officer, Theodore E. Charles, is a member of the Compensation Committee of Revere Federal Savings Bank of Revere, Massachusetts, and votes on the annual compensation paid to James J. McCarthy, the President and Chief Executive Officer of the bank. Mr. McCarthy is a member of the Compensation Committee of our Company and votes on the annual compensation paid to Mr. Charles.

                   DESCRIPTION OF THE COMPANY'S COMMON STOCK

    We have authorized capital stock consisting of 10,000,000 shares of common stock, par value $0.01 per share, of which 5,645,311 shares will be outstanding following this offering.

COMMON STOCK

    Each holder of the Company's common stock on the applicable record date is entitled to receive dividends declared by the Board of Directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share pro rata in any distribution of the Company's assets after payment or providing for the payment of liabilities. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of shareholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to this stock. All outstanding shares of common stock are, and the shares of common stock sold in this offering will be, when issued, fully paid and nonassessable.

SPECIAL MEETING OF SHAREHOLDERS

    The Company's Articles of Organization and By-Laws provide that special meetings of its shareholders may be called only by the Board of Directors, the President or holders of at least 10% of the outstanding voting stock.

AMENDMENT OF BYLAWS

    Our Bylaws may be altered, amended or repealed by the Board of Directors or the affirmative vote of the holders of at least a majority of our outstanding shares of common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    After the offering we will have 5,645,311 shares of common stock outstanding. Of this amount, the 1,000,000 shares being offered hereby will be freely tradable unless held by affiliates of the Company. The remaining 4,645,311 shares of common stock will be "restricted securities" as defined in Rule 144 of the Securities Act of 1933, and will become eligible for public sale subject to the volume limitations and other conditions of Rule 144 commencing one year from the date of their issuance. However, with regard to the 3,746,250 shares owned by executive officers and directors of the Company, our directors and executive officers have entered into written agreements not to sell or otherwise dispose of their shares of common stock beneficially owned by them for the 12 months after the date of this prospectus.

    In general, under Rule 144, a person who has owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - One percent of the number of shares of common stock then outstanding, which will equal approximately 56,453 shares immediately after this offering; or

    - The average weekly trading volume of the common stock on the Nasdaq SmallCap Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below, for whom Schneider Securities, Inc. is acting as representative, have severally agreed to purchase from us, and we have agreed to sell to them, the respective number of shares of common stock set forth opposite each underwriter's name below.

                                                              NUMBER OF
UNDERWRITERS                                                   SHARES
------------                                                  ---------
Schneider Securities, Inc...................................
Investors Capital Corporation...............................
  Total.....................................................  1,000,000

    The Underwriting Agreement provides that the obligations of the several underwriters thereunder are subject to delivery of legal opinions of counsel and to the accuracy of our representatives and warranties and compliance with our covenants as set forth in the Underwriting Agreement. The nature of the underwriters' obligation is such that they are committed to purchase and pay for all shares of common stock, other than those covered by the over-allotment option discussed below, if any are purchased.

    The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus, and to other securities dealers, who may include the underwriters,
at such price, less a concession to them not in excess of $      per share. The
underwriters may allow, and such selected dealers may reallow, a concession not
in excess of $      per share of common stock to other brokers and dealers.
After this offering, the price to the public, concession, allowance and reallowances may be changed by the representatives. The representatives have informed us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

    We have granted an option to the underwriters, exercisable during the 45-day period following the final date of the prospectus, to purchase up to 150,000 shares of common stock at the offering price less underwriting discounts and commissions set forth on the cover page of this prospectus and the over-allotments in the sale of the shares. If the underwriters exercise this option, each of the underwriters will become obligated to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total amount offered. We will become obligated to sell these shares to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer these additional shares on the same terms.

    The following tables show the per share total underwriting discounts to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                                                                 PAID BY COMPANY
                                                              ----------------------
                                                              NO EXERCISE     FULL
                                                              -----------   --------
Exercise per share..........................................       $           $
total.......................................................       $           $

    We have also granted to the representative, on completion of the offering, warrants to purchase up to 100,000 shares of common stock of the Company. The warrants will be exercisable at a price equal to 140% of the initial public offering price for a period of four years, commencing one year from the effective date of this Registration Statement. Any holder of the warrants shall be permitted to exchange, in a cashless transaction, all or part of the warrants for our common stock. The cashless exchange shall be permitted commencing one year after the issue date of the warrants. Commencing one year from the effective date of this offering, the warrants will contain demand and "piggyback" registration rights with respect to the common stock issuable upon the exercise of the underwriters' warrants. The underwriters' warrants will be restricted from sale, transfer, assignment, or hypothecation for a period of one year from the effective date of the offering except to officers or partners of the underwriters and members of the selling group and/or their officers or partners. The exercise price and the number of shares issuable upon exercise may, under come circumstances, be adjusted to prevent dilution.

    We will, at this close of the offering, enter into a consulting agreement with Schneider Securities, Inc., as a financial consultant at $3,000 per month for a 36 month period. Schneider Securities, Inc. will provide advice as to our trading market, will attempt to interest other broker dealers in our stock and will provide an ongoing critique as we pursue our business strategy and plans. The consulting agreement will terminate if the offering does not close or either party elects to terminate the underwriting letter of intent.

    The Company has agreed with the Representative that for a period of 36 months from the closing date of the Offering, the Representative may designate an observer to the Board of Directors, who will be entitled to attend and receive notice of all meetings of the Board. The observer, who has not been determined, will be reimbursed for out-of-pocket travel expenses incurred in attending such meetings, but will otherwise not be compensated by the Company.

    The offering of common stock is being made by several underwriters subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject any order for the purchase of common stock in whole or in part.

    We, our officers, directors and 5% shareholders have agreed not to offer or sell our securities for a period of 12 months. We will use our best efforts to have all other current shareholders agree not to offer, sell or otherwise dispose of any of our shares of common stock or our other equity securities for a period of 6 months after the date of this prospectus.

    We have agreed to indemnify the underwriters against certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof

    In order to facilitate this offering, certain persons participating in this offering may, pursuant to Regulation M, engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering, such as the following:

    - The underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we have sold to them;

    - The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option;

    - The underwriters may stabilize or maintain the price of our common stock by bidding for or purchasing shares of common stock in the open market;

    - The underwriters may engage in passive market making transactions; and

    - The underwriters may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise

    The effect of these transactions may be to stabilize or maintain the market price at a level about that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq Market and, if commenced, may be discontinued at any time.

    Because of the relationship between us and our wholly-owned broker-dealer subsidiary, Investors Capital Corporation, the offering is being conducted in accordance with Rule 2710 of the NASD. This Rule requires that the initial public offering price can be no higher than that recommended by a qualified independent underwriter, as defined therein. Schneider Securities, Inc. has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. Schneider Securities, Inc., as representative of the underwriters, will receive a non-accountable expense allowance of 3% of the gross offering proceeds upon closing of the offering of which $60,000 will have been prepaid.

    DETERMINATION OF OFFERING PRICE. Prior to this offering, there has been no public market for our common stock. Consequently, we determined the initial public offering price with the underwriters. Among the factors considered in such negotiations were:

    - Prevailing market conditions;

    - An assessment of our management team;

    - Our results of operations in recent periods;

    - The present stage of our development;

    - The market capitalizations of other companies which we believe to be comparable to us; and

    - Estimates of our business potential

    There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to this offering at or above the initial public offering price. The initial public offering price should not be considered an indication of the actual value of our common stock. Such price is subject to change as a result of market conditions and other factors. We cannot assure you that our common stock can be resold at or above the initial public offering price.

                                 TRANSFER AGENT

    The transfer agent and registrar for our common stock is American Securities Transfer and Trust, Inc. of Denver, Colorado.

                                 LEGAL MATTERS

    The legality of the securities offered hereby has been passed upon for the Company by James M. Carabina, Esq. of Providence, Rhode Island, 02909. In September 1995, Attorney Carabina was issued 131,250 shares of stock, which he currently owns. Certain legal matters concerning this offering and qualified independent underwriter matters and for the underwriters have been performed by William M. Prifti, Esq., of Amesbury, Massachusetts.

                                    EXPERTS

    Our consolidated financial statements for the years ended March 31, 2000 and 1999, included in this prospectus, have been included in reliance upon the report of Cayer Prescott Clune & Chatellier, LLP, of Providence, Rhode Island, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    The Company has filed with the SEC a registration statement containing this prospectus and any amendments to the prospectus on Form SB-2 under the Securities Act of 1933 with respect to the common stock being offered. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. This information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Regional Offices of the SEC located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of those filings can be obtained from the SEC's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including us. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the exhibits and are not necessarily complete; each statement is qualified by reference to the contract or document. You may also call the SEC at 1-800-SEC-0330 for more information.

    In connection with this offering, the Company has registered its common stock with the SEC under Section 12 of the Securities Exchange Act of 1934, and upon such registration, the Company and its stockholders will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders and the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC set forth above, and copies of these materials can be obtained from the SEC's Public Reference Section at prescribed rates. We intend to furnish our shareholders with annual reports containing audited financial statements and any other periodic reports we deem appropriate or as may be required by law.

                        INVESTORS CAPITAL HOLDINGS, LTD.
                              FINANCIAL STATEMENTS
                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
AUDITED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT................................     F-2
FINANCIAL STATEMENTS........................................     F-3
  Consolidated Balance Sheets as of March 31, 2000 and
    1999....................................................     F-3
  Consolidated Statements of Income for the years ended
    March 31, 2000 and 1999.................................     F-4
  Consolidated Statements of Changes in Stockholders' Equity
    for the years ended March 31, 2000 and 1999.............     F-5
  Consolidated Statements of Cash Flows for the years ended
    March 31, 2000 and 1999.................................     F-6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................     F-7

REVIEWED FINANCIAL STATEMENTS
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REVIEW REPORT.....    F-15
UNAUDITED FINANCIAL STATEMENTS..............................    F-16
  Consolidated Balance Sheet as of June 30, 2000
    (unaudited).............................................    F-16
  Consolidated Statements of Income for the years ended June
    30, 2000 and 1999 (unaudited)...........................    F-17
  Consolidated Statement of Changes in Stockholders' Equity
    for the year ended June 30, 2000 (unaudited)............    F-18
  Consolidated Statements of Cash Flows for the years ended
    June 30, 2000 and 1999 (unaudited)......................    F-19
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS........    F-20

                                     [LOGO]
                          CERTIFIED PUBLIC ACCOUNTANTS
                              BUSINESS CONSULTANTS
                            Providence, Rhode Island

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Investors Capital Holdings, Ltd., and Subsidiaries,
Lynnfield, Massachusetts

    We have audited the accompanying consolidated balance sheets of INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES as of March 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES as of March 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Providence, Rhode Island
May 19, 2000
(except for Note 14 as to which the date is August 9, 2000).

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                            MARCH 31, 2000 AND 1999

                                                                 2000         1999
                                                              ----------   ----------
                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  844,603   $1,112,534
  Securities................................................     253,087
  Deposits with clearing organizations......................     175,000       25,000
  Accounts receivable.......................................   1,845,254    1,194,820
  Receivables from related parties..........................      90,280       27,839
  Prepaid expenses..........................................      73,458       39,816
  Prepaid income taxes......................................      13,651
  Deferred income taxes.....................................      13,000       33,000
                                                              ----------   ----------
    TOTAL CURRENT ASSETS....................................   3,308,333    2,433,009
                                                              ----------   ----------

PROPERTY AND EQUIPMENT, NET.................................     397,751      206,187
                                                              ----------   ----------
OTHER ASSETS:
  Deferred income taxes.....................................      35,000
  Other assets..............................................     128,192      191,887
                                                              ----------   ----------
    TOTAL OTHER ASSETS......................................     163,192      191,887
                                                              ----------   ----------
    TOTAL ASSETS............................................  $3,869,276   $2,831,083
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Commissions payable.......................................  $1,072,731   $  769,926
  Note payable..............................................      71,040
  Accounts payable..........................................     175,253      280,014
  Accrued expenses..........................................     490,012        4,614
  Income taxes payable......................................                  188,998
  Deferred income taxes.....................................      24,000
                                                              ----------   ----------
    TOTAL CURRENT LIABILITIES...............................   1,833,036    1,243,552
                                                              ----------   ----------

LONG-TERM LIABILITIES:
  Deferred income taxes.....................................      16,000
                                                              ----------   ----------
    TOTAL LIABILITIES.......................................   1,849,036    1,243,552
                                                              ----------   ----------

STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, authorized 5,250,000 shares, issued and outstanding 4,645,311 and 4,573,671 shares,
    respectively............................................      31,628       30,814
  Additional paid-in-capital................................   1,751,418    1,486,151
  Retained earnings.........................................     205,246       70,566
  Accumulated other comprehensive income:
  Unrealized gains on securities............................      31,948
                                                              ----------   ----------
    TOTAL STOCKHOLDERS' EQUITY..............................   2,020,240    1,587,531
                                                              ----------   ----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..............  $3,869,276   $2,831,083
                                                              ==========   ==========

                See Notes to Consolidated Financial Statements.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                      YEARS ENDED MARCH 31, 2000 AND 1999

                                                                 2000          1999
                                                              -----------   -----------
COMMISSION AND ADVISORY FEE INCOME..........................  $22,888,022   $14,568,550
COST OF COMMISSION AND ADVISORY FEES........................   18,605,882    11,554,664
                                                              -----------   -----------
GROSS PROFIT................................................    4,282,140     3,013,886
                                                              -----------   -----------
SELLING AND ADMINISTRATIVE EXPENSES:
  Administrative............................................    3,246,085     2,005,810
  Selling...................................................      860,767       676,925
                                                              -----------   -----------
    TOTAL SELLING AND ADMINISTRATIVE EXPENSES...............    4,106,852     2,682,735
                                                              -----------   -----------
OPERATING INCOME............................................      175,288       331,151
                                                              -----------   -----------
OTHER INCOME (EXPENSE):
  Interest income...........................................       69,064        38,835
  Interest expense..........................................      (13,130)       (5,969)
  Realized gain on sale of investments......................       12,008
                                                              -----------   -----------
    NET OTHER INCOME........................................       67,942        32,866
                                                              -----------   -----------
INCOME BEFORE TAXES.........................................      243,230       364,017
PROVISION FOR INCOME TAXES..................................      108,550       180,229
                                                              -----------   -----------
NET INCOME..................................................      134,680       183,788
                                                              -----------   -----------
OTHER COMPREHENSIVE INCOME:
  Unrealized gain on securities.............................       31,948
                                                              -----------   -----------
    TOTAL COMPREHENSIVE INCOME..............................  $   166,628   $   183,788
                                                              ===========   ===========
Earnings per share--basic and diluted.......................  $      0.04   $      0.04
                                                              ===========   ===========
Weighted average common shares outstanding, basic...........    4,609,491     4,573,296
                                                              ===========   ===========
Weighted average common shares outstanding, diluted.........    4,782,491     4,746,296
                                                              ===========   ===========

                See Notes to Consolidated Financial Statements.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                      YEARS ENDED MARCH 31, 2000 AND 1999

                              COMMON
                              STOCK           ADDITIONAL                        ACCUMULATED OTHER
                       --------------------    PAID IN          RETAINED          COMPREHENSIVE
                        SHARES      AMOUNT     CAPITAL     EARNINGS (DEFICIT)        INCOME           TOTAL
                       ---------   --------   ----------   ------------------   -----------------   ----------
BALANCE AT APRIL 1,
  1998, AS RESTATED..  4,572,921   $30,867    $1,503,593       $(113,222)            $     0        $1,421,238
Additional capital...        750       (53)      (17,442)                                              (17,495)
Net income...........                                            183,788                               183,788
                       ---------   -------    ----------       ---------             -------        ----------
BALANCE AT
  MARCH 31, 1999, AS
  RESTATED...........  4,573,671    30,814     1,486,151          70,566                   0         1,587,531
                       ---------   -------    ----------       ---------             -------        ----------
Additional capital...     71,640       814       265,267                                               266,081
Net income...........                                            134,680                               134,680
Unrealized gain on
  securities.........                                                                 31,948            31,948
                       ---------   -------    ----------       ---------             -------        ----------
BALANCE AT
  MARCH 31, 2000.....  4,645,311   $31,628    $1,751,418       $ 205,246             $31,948        $2,020,240
                       =========   =======    ==========       =========             =======        ==========

                See Notes to Consolidated Financial Statements.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                      YEARS ENDED MARCH 31, 2000 AND 1999

                                                                 2000         1999
                                                              ----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  166,628   $  183,788
  Adjustments to reconcile net income to net cash provided
    by (used for) operating activities:
    Depreciation............................................      52,986       25,665
    Deferred income taxes...................................      25,000      (15,000)
    Unrealized gain.........................................     (55,948)
  Changes in assets and liabilities:
    Accounts receivable.....................................    (650,434)     (73,085)
    Receivables from related parties........................     (62,441)     (21,009)
    Prepaid expenses........................................     (33,642)      (9,767)
    Prepaid income taxes....................................     (13,651)
    Other assets............................................      63,695     (187,324)
    Accounts payable........................................    (104,761)    (657,867)
    Accrued expenses........................................     485,398      (59,264)
    Income taxes payable....................................    (188,998)     185,289
    Commissions payable.....................................     302,805      769,926
                                                              ----------   ----------
      NET CASH PROVIDED BY (USED FOR) OPERATING
        ACTIVITIES..........................................     (13,363)     141,352
                                                              ----------   ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................    (244,550)    (147,211)
  Purchase of investments...................................    (197,139)
  Deposits with clearing organizations......................    (150,000)
                                                              ----------   ----------
      NET CASH USED FOR INVESTING ACTIVITIES................    (591,689)    (147,211)
                                                              ----------   ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of common stock................         814          (60)
  Additional paid in capital................................     265,267      (17,442)
  Note payable..............................................      71,040
                                                              ----------   ----------
      NET CASH PROVIDED BY (USED FOR) FINANCING
        ACTIVITIES..........................................     337,121      (17,502)
                                                              ----------   ----------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................    (267,931)     (23,361)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................   1,112,534    1,135,895
                                                              ----------   ----------

CASH AND CASH EQUIVALENTS, END OF YEAR......................  $  844,603   $1,112,534
                                                              ==========   ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest................................................  $   13,130   $    5,969
                                                              ==========   ==========
    Income taxes............................................  $  198,229   $  160,113
                                                              ==========   ==========

                See Notes to Consolidated Financial Statements.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            MARCH 31, 2000 AND 1999

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

    The Company and its wholly owned subsidiaries, Investors Capital Corporation, and Eastern Point Advisors, Inc. are engaged throughout the United States in the financial service industry as general securities brokers and asset managers.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of this Company and its wholly-owned subsidiaries, Investors Capital Corporation (ICC), and Eastern Point Advisors, Inc. (EPA). All significant inter-company items and transactions have been eliminated in the consolidation.

REVENUE RECOGNITION

    Securities transactions and related commission revenues and expenses are recorded on a settlement date basis. The Company earns an advisory fee based on a client's portfolio value on portfolios managed by its investment advisor subsidiary. These fees are recorded under the accrual method.

CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flow, cash and cash equivalents includes cash in checking and savings accounts and short-term investments with original maturities of three months or less.

FINANCIAL INSTRUMENTS

    The carrying amount of the Company's financial instruments, which includes cash, cash equivalents, accounts receivable, accounts payable and notes payable, approximate their fair value at the balance sheet date due to their short-term nature.

INVESTMENTS

    The carrying amount and fair value of investment securities at March 31, 2000 are as follows:

                                                             GROSS
                                                           UNREALIZED     FAIR
                                                  COST        GAIN       VALUE
                                                --------   ----------   --------
Securities available for sale:
  Common stock................................  $197,139     $55,948    $253,087
                                                ========     =======    ========

PROPERTY AND EQUIPMENT

    Furniture, equipment and leasehold improvements are stated at cost. Maintenance and repairs are charged to operations. Depreciation is provided utilizing the straight-line method over their useful lives, generally 7 years.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                            MARCH 31, 2000 AND 1999

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
COMPREHENSIVE INCOME

    The Company adopted SFAS No. 130, "Reporting Comprehensive Income". This statement establishes standards for the reporting and display of comprehensive income and its components. This statement requires that an enterprise classify items of other comprehensive income by nature in a financial statement, and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a balance sheet. The Company's other comprehensive income represents the unrealized gain (loss) on securities available for sale in addition to net income.

INCOME TAXES

    The Company accounts for income taxes in accordance with SFAS No. 109 which requires the establishment of a deferred tax asset or liability for the recognition of future deductions or taxable amounts, and operating loss and tax credit carryforwards. Deferred tax expense or benefit is recognized as a result of the change in deferred asset or liability during the year.

BUSINESS DEVELOPMENT

    The Company expenses all promotional costs as incurred and advertising costs upon first exhibition of the advertisement. Substantially, all business development costs relate to advertising and mutual fund start up costs.
  Business development expenses amounted to $315,034 and $255,647, for the year ended March 31, 2000 and March 31, 1999, respectively.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SEGMENT REPORTING

    The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of Enterprise and Related Information" ("FAS 131"). FAS 131 supersedes FAS 14, "Financial Reporting for Segments of a Business Enterprise", replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. FAS 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of FAS 131 did not affect the Company's financial position or results of operations, but did affect the disclosure of segment information.

RECLASSIFICATIONS

    Certain amounts from prior years have been reclassified for consistency with current year presentation. These reclassifications were not material to the consolidated financial statements.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                            MARCH 31, 2000 AND 1999

2.  TRANSACTIONS WITH RELATED PARTIES

    The Company leases office space from the Arlsburg Trust, the trustee of whom is the principal stockholder of the Company. For the years ending March 31, 2000 and 1999, rent of $156,106 and $107,458, respectively, was paid to Arlsburg Trust.

    ICC Insurance Agency, Inc., the sole stockholders of which are the principal stockholders of ICH, facilitates the sale of insurance and annuity products. One hundred percent of all funds realized by this entity flow through as revenue to ICC.

3.  NET CAPITAL

    The broker-dealer subsidiary of the Company is subject to the Securities and Exchange Commission's regulations and operating guidelines, which require the Company to maintain a specified amount of net capital, as defined, and a ratio of aggregate indebtedness to net capital, as defined, not exceeding 15 to 1. The Company's net capital as computed under 15c3-1 was $207,423 at March 31, 2000, which exceeded required net capital of $103,811 by $103,612. The ratio of aggregate indebtedness to capital at March 31, 2000 was 7.51 to 1.

    The Company's net capital was $88,779 at March 31, 1999, which exceeded required net capital of $73,541 by $15,238. The ratio of aggregate indebtedness to capital at March 31, 1999 was 12.43 to 1.

4.  CASH AND CASH EQUIVALENTS

    At March 31, 2000, the carrying amount of the Company's deposits was $844,603 and the bank balance was $1,117,286. Of the bank balance, $346,836 was covered by federal depository insurance and $770,450 was uninsured.

    At March 31, 1999, the carrying amount of the Company's deposits was $1,112,534 and the bank balance was $1,404,952. Of the bank balance, $577,105 was covered by federal depository insurance and $827,847 was uninsured.

5.  PROPERTY AND EQUIPMENT

    Property and equipment at March 31, 2000 and 1999 consisted of the following:

                                                            2000       1999
                                                          --------   --------
Equipment...............................................  $212,643   $151,401
Furniture and fixtures..................................   137,654     76,365
Leasehold improvements..................................   144,548     22,529
                                                          --------   --------
  TOTAL PROPERTY AND EQUIPMENT..........................   494,845    250,295
Less: accumulated depreciation..........................   (97,094)   (44,108)
                                                          --------   --------
  NET PROPERTY AND EQUIPMENT............................  $397,751   $206,187
                                                          ========   ========

    Depreciation expense for the years ended March 31, 2000 and March 31, 1999 was $52,986 and $25,665, respectively.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                            MARCH 31, 2000 AND 1999

6.  INCOME TAX MATTERS

    Income tax expense consisted of the following:

                                                            2000       1999
                                                          --------   --------
Current tax expense (refund):
  Federal...............................................  $ 91,050   $141,077
  State.................................................    34,500     49,152
                                                          --------   --------
    TOTAL...............................................   125,550    190,229
                                                          --------   --------
Deferred tax expense (refund):
  Federal...............................................   (18,000)    (8,000)
  State.................................................     1,000     (2,000)
                                                          --------   --------
    TOTAL...............................................   (17,000)   (10,000)
                                                          --------   --------
Income tax expense......................................  $108,550   $180,229
                                                          ========   ========

    Deferred income taxes are the result of timing differences between book income and taxable income. Net deferred tax assets within each tax jurisdiction consisted of the following at March 31, 2000 and 1999:

                                                                 2000
                                                    -------------------------------
                                                     ASSET     LIABILITY     NET
                                                    --------   ---------   --------
Federal...........................................  $38,000     $31,000     $7,000
State.............................................   10,000       9,000      1,000
                                                    -------     -------     ------
  TOTAL...........................................  $48,000     $40,000     $8,000
                                                    =======     =======     ======

                                                                 1999
                                                    -------------------------------
                                                     ASSET     LIABILITY     NET
                                                    --------   ---------   --------
Federal...........................................  $22,000       $0       $22,000
State.............................................   11,000        0        11,000
                                                    -------       --       -------
  TOTAL...........................................  $33,000       $0       $33,000
                                                    =======       ==       =======

7.  SEGMENT INFORMATION

    The Company's reportable segments include investment services offered through its broker-dealer (ICC) and asset management services offered through its registered investment adviser (EPA). This investment services segment includes securities, insurance, financial planning and related services. This segment earns commissions as a broker for its customers in the purchase and sale of securities on major exchanges. Asset management services generates recurring annual revenue from fees received on the management of customer accounts. This segment provides asset management and portfolio design services to two mutual funds and a variety of other investors.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                            MARCH 31, 2000 AND 1999

7.  SEGMENT INFORMATION (CONTINUED)
    Segment data presented includes the allocation of all corporate overhead to each segment. Intersegment revenue and expense are eliminated between segments. Information concerning operations in the Company's segments of business is as follows:

                                                                2000          1999
                                                             -----------   -----------
NON-INTEREST REVENUES:
  Investment services......................................  $20,522,362   $12,623,455
  Asset management.........................................    2,365,660     1,945,095
                                                             -----------   -----------
    TOTAL..................................................  $22,888,022   $14,568,550
                                                             ===========   ===========
NET INTEREST AND DIVIDENDS:
  Investment services......................................  $    69,064   $    38,835
  Asset management.........................................            0             0
                                                             -----------   -----------
    TOTAL..................................................  $    69,064   $    38,835
                                                             ===========   ===========
INCOME (LOSS):
  Investment services......................................  $   172,996   $   201,451
  Asset management.........................................       (6,368)      (17,663)
                                                             -----------   -----------
    TOTAL..................................................  $   166,628   $   183,788
                                                             ===========   ===========
YEAR-END TOTAL ASSETS:
  Investment services......................................  $ 3,328,998   $ 2,377,104
  Asset management.........................................      540,278       453,979
                                                             -----------   -----------
    TOTAL..................................................  $ 3,869,276   $ 2,831,083
                                                             ===========   ===========

8.  CONCENTRATIONS OF CREDIT RISK

    The Company is engaged in various trading and brokerage activities whose counterparties primarily include the general public. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is the Company's policy to review, as necessary, the credit standings of each counterparty with which it conducts business.

9.  LITIGATION

    The Company has been named a defendant in certain legal actions arising primarily from securities and activities, which primarily allege violations of securities laws and seek unspecified damages, which could be substantial. While the ultimate resolution of these actions cannot be currently determined, in the opinion of management, after consultation with legal counsel, the actions will be resolved with no material adverse effect on the financial statements of the Company. However, if during any period a potential adverse contingency should become probable, the results of operations in that period could be materially affected.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                            MARCH 31, 2000 AND 1999

10.  STOCK OPTION PLANS

    1994 STOCK OPTION PLAN

    As of September 1, 1994, the Company issued a stock option plan (the "1994 Plan") which provides for the granting of options to an officer of the Company. Following a three for two stock split in 1997, a maximum of 150,000 shares of common stock may be issued under the 1994 Plan. The number of shares and grant date are determined at the discretion of the Company's board of directors.

    A summary of option transactions for the 1994 Plan during the years ended March 31, 2000 and 1999 is shown below:

                                                       NUMBER     WEIGHTED-AVERAGE
                                                      OF SHARES    EXERCISE PRICE
                                                      ---------   ----------------
Outstanding at April 1, 1998........................   150,000         $1.00
Granted.............................................         0
Exercised...........................................         0
Canceled............................................         0
                                                       -------
Outstanding at March 31, 1999.......................   150,000         $1.00
Granted.............................................         0
Exercised...........................................         0
Canceled............................................         0
                                                       -------
Outstanding at March 31, 2000.......................   150,000         $1.00
                                                       =======
Available for issuance at March 31, 2000 and 1999...         0
                                                       =======

    A summary of options outstanding as of March 31, 2000 and 1999 is shown below:

      EXERCISE                          NUMBER OF SHARES
        PRICE                             OUTSTANDING
---------------------                   ----------------
        $1.00                               150,000
                                            =======

    1996 STOCK OPTION PLAN

    As of October 1, 1997, the Board of Directors issued an incentive stock option plan (the "1996 Plan"). Key employees and associates are eligible to receive options and the aggregate number of shares to be delivered under the 1996 Plan shall not exceed 300,000 shares. Each option shall be granted, and the number of shares and the vesting schedules of such shares subject thereto shall be determined by the Board.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                            MARCH 31, 2000 AND 1999

10.  STOCK OPTION PLANS (CONTINUED)
    A summary of option transactions for the 1996 Plan during the years ended March 31, 2000 and 1999 is shown below:

                                                       NUMBER     WEIGHTED-AVERAGE
                                                      OF SHARES    EXERCISE PRICE
                                                      ---------   ----------------
Outstanding at April 1, 1998........................    50,000         $3.34
Granted.............................................         0
Exercised...........................................         0
Canceled............................................    27,000
                                                       -------
Outstanding at March 31, 1999.......................    23,000         $3.34
Granted.............................................         0
Exercised...........................................         0
Canceled............................................         0
                                                       -------
Outstanding at March 31, 2000.......................    23,000         $3.34
                                                       =======
Available for issuance at March 31, 2000 and 1999...   277,000         $3.34
                                                       =======

    A summary of options outstanding as of March 31, 2000 and 1999 is shown below:

      EXERCISE                          NUMBER OF SHARES
        PRICE                             OUTSTANDING
---------------------                   ----------------
        $3.34                                23,000
                                             ======

    The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." In accordance with the provisions of SFAS No. 123, the Company has elected to apply APB Opinion 25 and the related Interpretations in accounting for stock options issued to employees. Accordingly, the Company does not recognize compensation cost in connection with its employee stock options. If the Company had elected to recognize compensation cost for employee stock options based on the fair value at the grant date as prescribed by SFAS No. 123, net income and earnings per share (basic and diluted) would not have been reduced or increased due to the fact that there were no stock options granted during the years ended March 31, 2000 and 1999.

11.  EARNINGS PER SHARE

    The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." This statement establishes standards for computing and presenting earnings per share. It requires presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires reconciliation of the computation of basic earnings per share to diluted earnings per share. Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted average number of shares outstanding for the period (the denominator). The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common securities had been converted into common stock.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                            MARCH 31, 2000 AND 1999

11.  EARNINGS PER SHARE (CONTINUED)
    The following shares of stock options were included in the computation of diluted EPS:

                                                              2000       1990
                                                            --------   --------
Stock options.............................................  173,000    173,000
                                                            =======    =======

12.  RETIREMENT PLAN

    The Company adopted a 401(k) retirement plan effective January 1, 1998. The plan covers all employees with at least one or more years of service. Employees employed on the plan's effective date do not have to satisfy the service requirement. The Company's contribution is based on matching 100% of the first 3% of salary deferral elected by each eligible employee. The Company's contribution for the year ended March 31, 2000 and 1999 was $18,433 and $17,651, respectively.

13.  PRIOR PERIOD ADJUSTMENT

    The net income at March 31, 1999, has been restated to reclassify prepaid expenses of $10,416 as operating expenses for the year ended March 31, 1999; to record additional accounts payable of $5,373; to write off uncollectible advisory fee income of $35,539; to record a decrease in the provision for income taxes of $18,000; to reverse amortization expense of $2,281; and to expense organization costs of $23,389.

    The deficit at March 31, 1998, has been restated to reclassify prepaid expenses of $30,825; and to expense organization expenses of $4,563.

14.  SUBSEQUENT EVENTS

    Effective June 9, 2000, the total number of authorized shares of common stock was increased to 10,000,000 shares.

    Effective August 9, 2000, the Company's Board of Directors approved the stock purchase agreement between the Company's principal stockholders and the Company, whereby the Company agrees to purchase all of the capital stock of ICC Insurance Agency for $100,000.

                          CERTIFIED PUBLIC ACCOUNTANTS
                              BUSINESS CONSULTANTS
                            PROVIDENCE, RHODE ISLAND
            INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REVIEW REPORT

To the Board of Directors
  and Stockholders of
Investors Capital Holdings, Ltd. and Subsidiaries
Lynnfield, Massachusetts

    We have reviewed the accompanying consolidated balance sheet of INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES as of June 30, 2000, and the related consolidated statement of changes in stockholders' equity for the three months then ended and the consolidated statements of income and cash flows for the three months ended June 30, 2000 and 1999. These financial statements are the responsibility of the Company's management.

    We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

    Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements in order for them to be in conformity with generally accepted accounting principles.

Providence, Rhode Island
August 9, 2000

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)

                                 JUNE 30, 2000

ASSETS
Current assets:
  Cash and cash equivalents.................................  $  669,672
  Securities................................................     241,048
  Accounts receivable.......................................   1,992,515
  Receivables from related parties..........................     175,762
  Prepaid expenses..........................................      53,307
  Deferred income taxes.....................................      48,000
                                                              ----------
    Total current assets....................................   3,180,304
                                                              ----------
Property and equipment, net.................................     385,234
                                                              ----------
Other assets................................................     208,973
                                                              ----------
      TOTAL ASSETS..........................................  $3,774,511
                                                              ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Commissions payable.......................................  $1,071,884
  Note payable..............................................      21,544
  Accounts payable..........................................      51,447
  Accrued expenses..........................................     372,200
  Income taxes payable......................................      76,446
                                                              ----------
    Total current liabilities...............................   1,593,521

Long-term liabilities:
  Deferred income taxes.....................................      40,000
                                                              ----------
    Total liabilities.......................................   1,633,521
                                                              ----------
Stockholders' equity:
  Common stock, $.01 par value, authorized 10,000,000
    shares, issued and outstanding 4,645,311 shares.........      31,628
  Additional paid-in-capital................................   1,751,418
  Retained earnings.........................................     339,619
  Accumulated other comprehensive income:
Unrealized gains on securities..............................      18,325
                                                              ----------
    Total stockholders' equity..............................   2,140,990
                                                              ----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..............  $3,774,511
                                                              ==========

See Notes to Consolidated Financial Statements and Independent Certified Public Accountants' Review Report.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                  (UNAUDITED)

                   THREE MONTHS ENDED JUNE 30, 2000 AND 1999

                                                                 2000         1999
                                                              ----------   ----------
Commission and advisory fee income..........................  $7,591,920   $5,545,841
Cost of commission and advisory fees........................   6,306,548    4,436,777
                                                              ----------   ----------
Gross profit................................................   1,285,372    1,109,064
                                                              ----------   ----------
Selling and administrative expenses:
  Administrative............................................     925,879      692,065
  Selling...................................................     142,661      236,946
                                                              ----------   ----------
Total selling and administrative expenses...................   1,068,540      929,011
                                                              ----------   ----------
Operating income............................................     216,832      180,053
                                                              ----------   ----------
Other income (expense):
  Interest income...........................................      23,462       13,923
  Interest expense..........................................      (4,921)      (1,953)
                                                              ----------   ----------
Net other income............................................      18,541       11,970
                                                              ----------   ----------
Income before taxes.........................................     235,373      192,023
Provision for income taxes..................................     101,000       84,500
                                                              ----------   ----------
Net income..................................................     134,373      107,523
                                                              ----------   ----------
  Other comprehensive loss:
Unrealized loss on securities...............................     (13,623)           0
                                                              ----------   ----------
    Total comprehensive income..............................  $  120,750   $  107,523
                                                              ==========   ==========
Earnings per share--basic and diluted.......................  $     0.03   $     0.02
                                                              ==========   ==========
Weighted average common shares outstanding, basic...........   4,645,311    4,573,296
                                                              ==========   ==========
Weighted average common shares outstanding, diluted.........   4,818,311    4,746,296
                                                              ==========   ==========

See Notes to Consolidated Financial Statements and Independent Certified Public Accountants' Review Report.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                  (UNAUDITED)

                        THREE MONTHS ENDED JUNE 30, 2000

                                        COMMON
                                        STOCK           ADDITIONAL              ACCUMULATED OTHER
                                 --------------------    PAID IN     RETAINED     COMPREHENSIVE
                                  SHARES      AMOUNT     CAPITAL     EARNINGS     INCOME (LOSS)       TOTAL
                                 ---------   --------   ----------   --------   -----------------   ----------
Balance at April 1, 2000.......  4,645,311   $31,628    $1,751,418   $205,246        $31,948        $2,020,240
Net income.....................                                       134,373                          134,373
Unrealized loss on
  securities...................                                                      (13,623)          (13,623)
                                 ---------   -------    ----------   --------        -------        ----------
Balance at June 30, 2000.......  4,645,311   $31,628    $1,751,418   $339,619        $18,325        $2,140,990
                                 =========   =======    ==========   ========        =======        ==========

    See Notes to Consolidated Financial Statements and Independent Certified Public Accountants' Review Report.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                   THREE MONTHS ENDED JUNE 30, 2000 AND 1999

                                                                2000       1999
                                                              --------   ---------
Cash flows from operating activities:
Net income..................................................  $120,750   $ 107,523
Adjustments to reconcile net income to net cash used for
  operating activities:
  Depreciation..............................................    17,671      10,286
  Unrealized loss...........................................    13,623
Changes in assets and liabilities:
  Accounts receivable.......................................  (147,261)   (507,089)
  Receivables from related parties..........................   (85,482)     (4,798)
  Prepaid expenses..........................................    20,151      (4,298)
  Prepaid income taxes......................................    13,651      (6,489)
  Other assets..............................................   (80,781)    (69,099)
  Accounts payable..........................................  (123,806)    (75,700)
  Accrued expenses..........................................  (117,812)    155,920
  Income taxes payable......................................    76,446    (107,494)
  Commissions payable.......................................      (847)    195,293
                                                              --------   ---------
Net cash used for operating activities......................  (293,697)   (305,945)
                                                              --------   ---------
Cash flows from investing activities:
  Purchase of property and equipment........................    (5,154)    (74,830)
  Purchase of investments...................................    (1,584)
  Deposits with clearing organizations......................   175,000      25,000
                                                              --------   ---------
    Net cash provided by (used for) investing activities....   168,262     (49,830)
                                                              --------   ---------
Cash flows from financing activities:
Proceeds from issuance of common stock......................                   734
Additional paid in capital..................................               173,594
Note payable................................................   (49,496)     16,970
                                                              --------   ---------
    Net cash provided by (used for) financing activities....   (49,496)    191,298
                                                              --------   ---------
Net decrease in cash and cash equivalents...................  (174,931)   (164,477)
Cash and cash equivalents, beginning of period..............   844,603   1,112,534
                                                              --------   ---------
Cash and cash equivalents, end of period....................  $669,672   $ 948,057
                                                              ========   =========
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest................................................  $  4,921   $   1,953
                                                              ========   =========
    Income taxes............................................  $ 11,704   $  89,558
                                                              ========   =========

See Notes to Consolidated Financial Statements and Independent Certified Public Accountants' Review Report.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                             JUNE 30, 2000 AND 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS

    The Company and its wholly-owned subsidiaries, Investors Capital Corporation and Eastern Point Advisors, Inc. are engaged throughout the United States in the financial service industry as general securities brokers and asset managers.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of this Company and its wholly-owned subsidiaries, Investors Capital Corporation (ICC) and Eastern Point Advisors, Inc. (EPA). All significant inter-company items and transactions have been eliminated in the consolidation.

    REVENUE RECOGNITION

    Securities transactions and related commission revenues and expenses are recorded on a settlement date basis. The Company earns an advisory fee based on a client's portfolio value on portfolios managed by its investment advisor subsidiary. These fees are recorded under the accrual method.

    CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flow, cash and cash equivalents includes cash in checking and savings accounts and short-term investments with original maturities of three months or less.

    FINANCIAL INSTRUMENTS

    The carrying amount of the Company's financial instruments, which includes cash, cash equivalents, accounts receivable, accounts payable, and note payable approximate their fair value at the balance sheet date due to their short-term nature.

    INVESTMENTS

    The carrying amount and fair value of investment securities at June 30, 2000 are as follows:

                                                                           GROSS
                                                                         UNREALIZED     FAIR
                                                                COST        LOSS       VALUE
                                                              --------   ----------   --------
Securities available for sale:
Common stock................................................  $254,671     $13,623    $241,048
                                                              ========     =======    ========

    PROPERTY AND EQUIPMENT

    Furniture, equipment and leasehold improvements are stated at cost. Maintenance and repairs are charged to operations. Depreciation is provided utilizing the straight-line method over their useful lives, generally 7 years.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                                  (UNAUDITED)

                             JUNE 30, 2000 AND 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    COMPREHENSIVE INCOME

    The Company adopted SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for the reporting and display of comprehensive income and its components. This statement requires that an enterprise classify items of other comprehensive income by nature in a financial statement, and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a balance sheet. The Company's other comprehensive income represents the unrealized gain (loss) on securities available for sale in addition to net income.

    INCOME TAXES

    The Company accounts for income taxes in accordance with SFAS No. 109 which requires the establishment of a deferred tax asset or liability for the recognition of future deductions or taxable amounts, and operating loss and tax credit carryforwards. Deferred tax expense or benefit is recognized as a result of the change in deferred asset or liability during the year.

    BUSINESS DEVELOPMENT

    The Company expenses all promotional costs as incurred and advertising costs upon first exhibition of the advertisement. Substantially, all business
development costs relate to advertising and mutual fund start up costs.   For
the three months ended June 30, 2000 and 1999, business development expenses amounted to $56,848 and $105,638, respectively.

    SEGMENT REPORTING

    The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of Enterprise and Related Information" ("FAS 131"). FAS 131 supersedes FAS 14, "Financial Reporting for Segments of a Business Enterprise", replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. FAS 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of FAS 131 did not affect the Company's financial position or results of operations, but did affect the disclosure of segment information.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS

    Certain amounts from prior years have been reclassified for consistency with current year presentation. These reclassifications were not material to the consolidated financial statements.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                                  (UNAUDITED)

                             JUNE 30, 2000 AND 1999

2. TRANSACTIONS WITH RELATED PARTIES

    The Company leases office space from the Arlsburg Trust, the trustee of whom is the principal stockholder of the Company. For the three months ended
June 30, 2000 and 1999, rent of $37,803 and $31,668, respectively, was paid to Arlsburg Trust.

    ICC Insurance Agency, Inc., the sole stockholders of which are the principal stockholders of ICH, facilitates the sale of insurance and annuity products. One hundred percent of all funds realized by this entity flow through as revenue to ICC.

3. NET CAPITAL

    The broker-dealer subsidiary of the Company is subject to the Securities and Exchange Commission's regulations and operating guidelines, which require the Company to maintain a specified amount of net capital, as defined, and a ratio of aggregate indebtedness to net capital, as defined, not exceeding 15 to 1. The Company's net capital as computed under 15c3-1 was $355,896 at June 30, 2000, which exceeded required net capital of $85,208 by $270,688. The ratio of aggregate indebtedness to capital at June 30, 2000 was 15.0 to 1.0.

    The Company's net capital was $134,696 at June 30, 1999, which exceeded required net capital of $65,248 by $69,448. The ratio of aggregate indebtedness to capital at June 30, 1999 was 7.3 to 1.0.

4. CASH AND CASH EQUIVALENTS

    At June 30, 2000, the carrying amount of the Company's deposits was $669,672 and the bank balance was $882,988. Of the bank balance, $322,725 was covered by federal depository insurance and $560,263 was uninsured.

5. PROPERTY AND EQUIPMENT

    Property and equipment at June 30, 2000 consisted of the following:

Equipment...................................................  $214,224
Furniture and fixtures......................................   141,227
Leasehold improvements......................................   144,548
                                                              --------
    Total property and equipment............................   499,999
Less: accumulated depreciation..............................  (114,765)
                                                              --------
    Net property and equipment..............................  $385,234
                                                              ========

    Depreciation expense for the three months ended June 30, 2000 and June 30, 1999 was $17,671 and $10,286, respectively.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                                  (UNAUDITED)

                             JUNE 30, 2000 AND 1999

6. INCOME TAX MATTERS

    Income tax expense consisted of the following:

                                                             2000       1999
                                                           --------   --------
Current tax expense:
  Federal................................................  $ 76,000   $64,000
  State..................................................    25,000    20,500
                                                           --------   -------
    Total income tax expense.............................  $101,000   $84,500
                                                           ========   =======

    Deferred income taxes are the result of timing differences between book income and taxable income. Net deferred tax assets within each tax jurisdiction consisted of the following at June 30, 2000:

                                                     ASSET     LIABILITY     NET
                                                    --------   ---------   --------
Federal...........................................  $38,000     $31,000     $7,000
State.............................................   10,000       9,000      1,000
                                                    -------     -------     ------
    Total.........................................  $48,000     $40,000     $8,000
                                                    =======     =======     ======

7. SEGMENT INFORMATION

    The Company's reportable segments include investment services offered through its broker-dealer (ICC) and asset management services offered through its registered investment adviser (EPA). This investment services segment includes securities, insurance, financial planning and related services. This segment earns commissions as a broker for its customers in the purchase and sale of securities on major exchanges. Asset management services generates recurring annual revenue from fees received on the management of customer accounts. This segment provides asset management and portfolio design services to two mutual funds and a variety of investors.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                                  (UNAUDITED)

                             JUNE 30, 2000 AND 1999

7. SEGMENT INFORMATION (CONTINUED)
    Segment data presented includes the allocation of all corporate overhead to each segment. Intersegment revenue and expense are eliminated between segments. Information concerning operations in the Company's segments of business is as follows:

                                                          2000         1999
                                                       ----------   ----------
NON-INTEREST REVENUES:
  Investment services................................  $6,886,774   $4,900,372
  Asset management...................................     705,146      645,469
                                                       ----------   ----------
    TOTAL............................................  $7,591,920   $5,545,841
                                                       ==========   ==========

NET INTEREST AND DIVIDENDS:
  Investment services................................  $   23,462   $   13,923
  Asset management...................................           0            0
                                                       ----------   ----------
    TOTAL............................................  $   23,462   $   13,923
                                                       ==========   ==========

INCOME (LOSS):
  Investment services................................  $  117,292   $   49,624
  Asset management...................................       3,458       57,899
                                                       ----------   ----------
    TOTAL............................................  $  120,750   $  107,523
                                                       ==========   ==========

YEAR-END TOTAL ASSETS:
  Investment services................................  $3,264,391   $2,723,235
  Asset management...................................     510,120      566,198
                                                       ----------   ----------
    TOTAL............................................  $3,774,511   $3,289,433
                                                       ==========   ==========

8. CONCENTRATIONS OF CREDIT RISK

    The Company is engaged in various trading and brokerage activities whose counterparties primarily include the general public. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is the Company's policy to review, as necessary, the credit standings of each counterparty with which it conducts business.

9. LITIGATION

    The Company has been named a defendant in certain legal actions arising primarily from securities and activities, which primarily allege violations of securities laws and seek unspecified damages, which could be substantial. While the ultimate resolution of these actions cannot be currently determined, in the opinion of management, after consultation with legal counsel, the actions will be resolved with no material adverse effect on the financial statements of the Company. However, if during any period a potential

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                                  (UNAUDITED)

                             JUNE 30, 2000 AND 1999

9. LITIGATION (CONTINUED)
adverse contingency should become probable, the results of operations in that period could be materially affected.

10. STOCK OPTION PLANS

    1994 STOCK OPTION PLAN

    As of September 1, 1994, the Company issued a stock option plan (the "1994 Plan") which provides for the granting of options to an officer of the Company. Following a three for two stock split in 1997, a maximum of 150,000 shares of common stock may be issued under the 1994 Plan. The number of shares and grant date are determined at the discretion of the Company's board of directors.

    A summary of option transactions for the 1994 Plan during the periods ended June 30, 2000 and 1999 is shown below:

                                                               NUMBER     WEIGHTED-AVERAGE
                                                              OF SHARES    EXERCISE PRICE
                                                              ---------   ----------------
Outstanding at April 1, 1999................................   150,000         $1.00
Granted.....................................................         0
Exercised...................................................         0
Canceled....................................................         0
                                                               -------
Outstanding at June 30, 1999................................   150,000         $1.00
                                                               =======

Outstanding at April 1, 2000................................   150,000         $1.00
Granted.....................................................         0
Exercised...................................................         0
Canceled....................................................         0
                                                               =======
Outstanding at June 30, 2000................................   150,000         $1.00
                                                               =======

Available for issuance at June 30, 2000 and 1999............         0
                                                               =======

    A summary of options outstanding as of June 30, 2000 and 1999 is shown below:

      EXERCISE          NUMBER OF SHARES
        PRICE             OUTSTANDING
---------------------   ----------------
1.00....$.....              150,000
                            =======

    1996 STOCK OPTION PLAN

    As of October 1, 1997, the Board of Directors issued an incentive stock option plan (the "1996 Plan"). Key employees and associates are eligible to receive options and the aggregate number of shares to be delivered under the 1996 Plan shall not exceed 300,000 shares. Each option shall be granted, and the

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                                  (UNAUDITED)

                             JUNE 30, 2000 AND 1999

10. STOCK OPTION PLANS (CONTINUED)
number of shares and the vesting schedules of such shares subject thereto shall be determined by the Board.

    A summary of option transactions for the 1996 Plan during the periods ended June 30, 2000 and 1999 is shown below:

                                                               NUMBER     WEIGHTED-AVERAGE
                                                              OF SHARES    EXERCISE PRICE
                                                              ---------   ----------------
Outstanding at April 1, 1999................................    23,000         $3.34
Granted.....................................................         0
Exercised...................................................         0
Canceled....................................................         0
                                                               -------
Outstanding at June 30, 1999................................    23,000         $3.34
                                                               =======

Outstanding at April 1, 2000................................    23,000         $3.34
Granted.....................................................         0
Exercised...................................................         0
Canceled....................................................         0
                                                               =======
Outstanding at June 30, 2000................................    23,000         $3.34
                                                               =======

Available for issuance at June 30, 2000 and 1999............   277,000
                                                               =======

    A summary of options outstanding as of June 30, 2000 and 1999 is shown below:

      EXERCISE          NUMBER OF SHARES
        PRICE             OUTSTANDING
---------------------   ----------------
3.34....$.....               23,000
                             ======

    The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." In accordance with the provisions of SFAS No. 123, the Company has elected to apply APB Opinion 25 and the related Interpretations in accounting for stock options issued to employees. Accordingly, the Company does not recognize compensation cost in connection with its employee stock options. If the Company had elected to recognize compensation cost for employee stock options based on the fair value at the grant date as prescribed by SFAS No. 123, net income and earnings per share (basic and diluted) would not have been reduced or increased due to the fact that there were no stock options granted during the periods ended June 30, 2000 and 1999.

11. EARNINGS PER SHARE

    The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." This statement establishes standards for computing and presenting earnings per share. It requires presentation of basic and diluted earnings per share on the face of the income statement for all

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                                  (UNAUDITED)

                             JUNE 30, 2000 AND 1999

11. EARNINGS PER SHARE (CONTINUED)
entities with complex capital structures and requires reconciliation of the computation of basic earnings per share to diluted earnings per share. Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted average number of shares outstanding for the period (the denominator). The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common securities had been converted into common stock.

    The following shares of stock options were included in the computation of diluted EPS:

                                                      2000       1990
                                                    --------   --------
Stock options.....................................  173,000    173,000
                                                    =======    =======

12. RETIREMENT PLAN

    The Company adopted a 401(k) retirement plan effective January 1, 1998. The plan covers all employees with at least one or more years of service. Employees employed on the plan's effective date do not have to satisfy the service requirement. The Company's contribution is based on matching 100% of the first 3% of salary deferral elected by each eligible employee. The Company's contribution for the three months ended June 30, 2000 and 1999 was $1,390 and $1,350, respectively.

13. SUBSEQUENT EVENTS

    Effective August 9, 2000, the Company's Board of Directors approved the stock purchase agreement between the Company's principal stockholders and the Company, whereby the Company agrees to purchase all of the capital stock of ICC Insurance Agency for $100,000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THE PROSPECTUS OR INFORMATION WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS

    Until             , 2000 (25 days after the date of this prospectus), all
dealers effecting transactions in the shares of common stock, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     [LOGO]

                                1,000,000 SHARES
                                OF COMMON STOCK

                                   PROSPECTUS

                           SCHNEIDER SECURITIES, INC.

                         INVESTORS CAPITAL CORPORATION

                                           , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Investors Capital Holdings, Ltd. (the "Registrant") has authority under Massachusetts General Laws to indemnify its Directors and Officers to the extent provided for in such statute. The Registrant's Articles of Organization and Bylaws provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of its Officers and Directors to the fullest extent not prohibited by law. The Registrant is also a party to indemnification agreements with each of its directors and officers.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:

Securities and Exchange Commission registration fee.........  $  2,724.50
NASD filing fee.............................................        1,532
American Stock Exchange listing fee.........................       27,500
Printing and engraving expenses.............................       60,000
Accounting fees and expenses................................       50,000
Legal fees and expenses.....................................      150,000
Blue Sky fees and expenses..................................        *****
Transfer Agent's fees and expenses..........................        5,000
Miscellaneous...............................................    13,243.50
                                                              -----------
  TOTAL.....................................................  $   310,000
                                                              ===========

    ALL AMOUNTS EXCEPT THE SECURITIES AND EXCHANGE COMMISSION REGISTRATION FEE, THE NASD FILING FEE AND THE AMERICAN STOCK EXCHANGE LISTING FEE ARE ESTIMATED.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

    1. As of June 30, 2000, the Company had granted 50,000 options pursuant to the 1996 Stock Incentive Plan. Of these 50,000 options, 27,000 were cancelled as not vested and 23,000 remain outstanding. All of the outstanding options granted have an exercise price of $3.34 per share. Outstanding options which have not vested will vest pro rata over a three year period. The stock incentive plan was approved by the shareholders at the annual meeting of shareholders held on September 20, 1996.

    2. On October 1, 1996, the Company issued to certain of its stockholders warrants to purchase 120,000 shares of our stock. The warrants had an expiration date of September 30, 1998. At a special meeting of stockholders held on September 23, 1997, the number of shares warrantholders would be allowed to purchase was increased to 180,000. By September 30, 1998, warrants to purchase 114,625 shares of our stock were exercised by 30 warrantholders at an exercise price of $2.22. All of the remaining warrants have expired.

    3. On March 31, 1998, Andrew Chlumecky, as part of his senior executive employment agreement, was issued 10,000 shares of our stock at a price per share equal to the par value of $.01. His employment was terminated on September 25, 1998 and he is no longer associated with the Company in any capacity.

    4. On October 1, 1998, we granted to certain representatives of our broker-dealer subsidiary, options to purchase 149,718 shares of our stock at an option price of $3.34, which we believed was the fair market value of the stock at the time of grant. Options to purchase 80,538 shares of our stock were exercised by 29 representatives . The remaining options not exercised have expired.

    All of the foregoing offers and sales were effected pursuant to the exemption from registration afforded by Section 4(2) of The Securities Act of 1933, as amended. The recipients in each case represented their intention to acquire the securities for investment only and not with a view to distribution; appropriate restrictive legends were noted on the stock certificates and on the stock records of the Company.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    See the Exhibits Index filed as part of this registration statement.

ITEM 28. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    1. To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement;

    2. For determining liability under the Securities Act, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide Offering;

    3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

    4. To provide to the Underwriters at the closing, specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant also hereby undertakes:

    1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
       (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the Town of
Lynnfield, Commonwealth of Massachusetts, on             , 2000.

                                                       INVESTORS CAPITAL HOLDINGS, LTD.

Date:                                                  By:
                                                            -----------------------------------------
                                                            Theodore E. Charles
                                                            PRESIDENT, CHAIRMAN AND CHIEF EXECUTIVE
                                                            OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below hereby makes, constitutes and appoints Theodore E. Charles, his true and lawful attorney, with full power to sign for each person and in such person's name and capacity indicated below, and with full power of substitutions, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

--------------------------------------
Theodore E. Charles
President, Chairman and Chief Executive
Officer

--------------------------------------
Date

--------------------------------------
Janice M. Charles
Secretary and Director

--------------------------------------
Date

--------------------------------------
James J. McCarthy
Director

--------------------------------------
Date

--------------------------------------
Timothy B. Murphy
Director, Treasurer and Chief Financial Officer
(PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)

--------------------------------------
Date

--------------------------------------
L. Gregory Gloeckner
Director

--------------------------------------
Date

--------------------------------------
David J. Smith
Director

--------------------------------------
Date

                                 EXHIBITS INDEX


EXHIBIT                                         DESCRIPTION
-------                 ------------------------------------------------------------
          1.1*          Agreement Among Underwriters

          1.2*          Underwriting Agreement

          1.3*          Selected Dealers Agreement

          1.4*          Underwriters' Warrant Agreement

          1.5*          Consulting Agreement

          3.1*          Articles of Organization, as amended

          3.2           By-Laws

          4.1**         Form of Stock Certificate of the Company

          5.1**         Opinion of James Carabina, Esq. with Respect to Legality of
                        Securities Being Offered

         10.1*          Employment Agreement with Theodore E. Charles

         10.2*          Employment Agreement with Timothy B. Murphy

         10.3*          1996 Stock Incentive Plan

         10.4*          Stock Purchase Agreement of ICC Insurancy Agency, Inc.

         21.1*          Subsidiaries

         23.1**         Consent of James Carabina, Esq. (included in Exhibit 5.1)

         23.2           Consent of Cayer Prescott Clune & Chatellier, LLP

         24.1*          Power of Attorney (included in signature pages)

         27.1*          Financial Data Schedule


------------------------


*   Previously filed.



**  To be filed by amendment.